As filed with the Securities and Exchange Commission on
, 2007
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C., 20549

HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.
FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.

(Name Of Small Business Issuer in its charter)

Delaware	7389	13-4167393
(I.R.S. Employee	(State of Jurisdiction)	(Primary Standard Industrial
Identification No.)		Classification Code Number

80 Wall Street, Suite 815
New York, New York 10005
(212) 344-1600

(Address and telephone number of principal executive offices and principal place of business)

Andrea I. Weinstein, Esq.
80 Wall Street, Suite 815
New York, New York 10005
(212) 344-1600

(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

Copies of all communications to:

Joel Schonfeld, Esq.; Andrea I. Weinstein, Esq.
Schonfeld & Weinstein, L.L.P.
80 Wall Street, Suite 815
New York, New York 10005
(212) 344-1600/Fax: (212) 480-0717

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Amount Being Registered	Proposed Maximum Offering Price per Share Offering Price (1)	Proposed Maximum Aggregate	Amount of Registration Fee

Shares Common Stock $0.01 par value per share Held by Selling Shareholders	922,812	$0.32	$295,300	$31.60
Total	922,812	$0.32	$295,300	$31.60
______________________________________________________________________________

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities and Exchange Act of 1933 based upon the average of the bid and asked prices of the common stock on the OTC Bulletin Board on June 6, 2007, which was $0.38.

INFORMATION REQUIRED BY ITEMS OF FORM SB-2
Cross Reference Sheet
Showing The Location In Prospectus Of

PART I	INFORMATION REQUIRED IN PROSPECTUS	ITEM NO.

1.	Front of Registration Statement	Front of Registration
	and Outside Front Cover of	Statement and outside
	Prospectus	front cover of Prospectus

2.	Inside Front and Outside Back	Inside Front Cover Page
	Cover Pages of Prospectus	of Prospectus and Outside
Front cover Page of Prospectus

3.	Summary Information and Risk	Prospectus Summary;
	Factors	High Risks Factors

4.	Use of Proceeds	Not Applicable

5.	Determination of Offering Price	Prospectus Summary-
Determination of
Offering Price; High
Risk Factors

6.	Dilution	Not Applicable

7.	Selling Security Holders	Selling Shareholders
and Plan of Distribution
8.	Plan of Distribution	Selling Shareholders and
Plan of Distribution

9.	Legal Proceedings	Legal Proceedings

10.	Directors, Executive Officers,	Management
Promoters and Control Persons

11.	Security Ownership of Certain	Principal Stockholders
Beneficial Owners and Management

12.	Description of Securities	Description of Securities
13.	Interest of Named Experts and Counsel	Legal Opinions; Experts

14.	Disclosure of Commission Position	Statement as to
	on Indemnification	Securities Act Liabilities

15.	Organization Within Last	Management, Certain
	Five Years	Transactions
16.	Description of Business	Business

17.	Management's Discussion and	Management's Discussion
	and Analysis or Plan of	and Analysis of Financial
	Operation	Condition

18.	Description of Property	Property

19.	Certain Relationships and Related	Certain Relationships and
	Transactions	Related Transactions

20.	Market for Common Stock and	Prospectus Summary
	Related Stockholder Matters	Market for Registrant's
Common Stock and Related
Stockholders Matters

21.	Executive Compensation	Executive Compensation

22.	Financial Statements	Financials Statements

23.	Changes in and Disagreements	Changes in and Disagreements
	with Accountants on Accounting and	with Accountants on Accounting
	Financial Disclosure	and Financial Disclosure

PART II	INFORMATION NOT REQUIRED IN PROSPECTUS	ITEM NO.
24.	Indemnification of Officers and Directors	Indemnification of Officers and Directors
Officers and Directors
25.	Other Expenses of Issuance and Distribution	Other Expenses of Issuance and Distribution

26.	Recent Sales of Unregistered Securities	Recent Sales of Unregistered Securities

27.	Exhibits	Exhibits

28.	Undertakings	Undertakings

HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.

Hotel Outsource Management International, Inc., is offering for sale 922,812 shares of common stock currently held by a certain selling shareholder. The selling shareholder may sell at market prices or at privately negotiated prices. HOMI’s common stock is currently traded on the over-the-counter bulletin board under the symbol HOUM.OB. On June 6, 2007, the last reported sale price of our common stock was $0.32. This offering will continue until the shareholders are advised otherwise. HOMI undertakes to keep the prospectus evergreen. There are no minimum purchase requirements. There are no arrangements to place the funds in an escrow trust or other account.

Hotel Outsource Management International, Inc. will not receive any proceeds from this offering. The shares may be sold from time-to-time by the selling shareholder. WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 ALONG WITH THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.

THE DATE OF THIS PROSPECTUS IS, ____________, 2007

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUMMARY

Hotel Outsource Management International, Inc.

Hotel Outsource Management International, Inc. (“we,” “us,” “our” or “HOMI”) is a holding company for several subsidiaries which distribute, market and operate computerized mini-bars in hotels located in Israel, the United States, Europe, and South Africa. Hotel Outsource Management International, Inc. and its subsidiaries may collectively be referred to as HOMI. HOMI was incorporated in Delaware on November 9, 2000 under the name Benjamin Acquisitions, Inc.

Our activities focus primarily on outsource operations and servicing of computerized mini-bars located in upscale hotels throughout the world.

We have been doing business since 1997. The current corporate structure, in which we are a holding company for various wholly and majority owned subsidiaries around the world, has been in place since 2001. Our common stock has been listed on the Over-the-Counter Bulletin Board, or “OTC Bulletin Board” since February 2004 under the symbol “HOUM.OB.”

The principal offices of HOMI are located at 80 Wall Street, Suite 815, New York, New York 10005.

Our Strategy

It is our objective to continue to increase the number of minibars which we manage in hotels, using the various business models which we have developed, in accordance with each customer’s needs.

We intend, among other things, to expend our activities in those hotels in which a minibar system is already installed and operational. These situations allow us to begin operating and/or servicing the minibars without incurring the time or cost of purchasing and installing the minibars.

Our activities currently focus on North America, Europe, South Africa and the Asia Pacific regions. It is our intention to take our activities into additional territories and regions, as well as consolidating and increasing our business in the regions in which we are already active. We believe that there are growth opportunities in new markets, and that by implementing the same models that have been successful for us in our current markets, we will be able to replicate our success in these other regions also.

The Offering

HOMI is offering 922,812 shares of common stock by a selling shareholder. The selling shareholder may sell his securities at market prices or through privately negotiated transactions. We will not receive any proceeds from the sale of common stock by the selling shareholder. HOMI has not yet determined a termination date for this offering. HOMI will notify the shareholder of a termination date, and will keep the prospectus current.

Risk Factors

The securities offered hereby are highly speculative and involve a high degree of risk. Carefully review and consider the factors set forth under "Risk Factors" as well as all other information contained herein.

RISK FACTORS

1. We are dependent on a small number of customers for a large percentage of our business.

In 2006, our three largest customers provided 21.2% of our sales revenues, and in 2005, our three largest customers provided 26.1% of our sales revenues. While our dependence on these customers is decreasing, the loss of any of these customers would cause a large decrease in our sales revenues and negatively affect our ability to operate.

2. We depend on key personnel, the loss of whom could adversely affect our ability to perform, market our company and obtain contracts with major hotels.

Our success is substantially dependent on the performance of our executive officers, Jacob Ronnel and Ariel Almog. The loss of the services of either of these executive officers could have a material adverse effect on our business, results of operations and financial condition. In addition to being executive officers of HOMI, Mr. Ronnel and Mr. Almog are executive officers of most of our subsidiaries. Competition for senior management, marketing personnel and other employees is intense, and there can be no assurance that we will be successful in attracting and retaining such personnel. Failure to successfully manage our personnel requirements could cause a decrease in sales and revenues. While we intend to purchase key person life insurance for our executive officers, currently we do not have any such insurance.

3. The economy of the hospitality industry is uncertain; a downturn could decrease our opportunities for contracting with new hotels.

HOMI's revenues are dependent in large part on the continued growth and profitability of the lodging industry, which, in turn, is dependent on levels of travel, tourism and business entertaining. There can be no assurance that profitability and growth will be achieved. The September 11, 2001 terrorist attacks and the crisis in the Middle East have had an adverse effect on the hospitality industry in the United States and the Middle East, and could continue to impact the business through the foreseeable future. This weakness could effect hoteliers' decision to install our mini-bars, which could materially adversely affect HOMI's business, operating results and financial condition.

4. We have no patent or copyright protection, allowing other companies to create potentially competing projects.

We are in the pre-manufacture stage of our own line of mini-bars. We expect to have a prototype by the end of the third quarter of 2007. We have applied for patent protection for our design, but have not yet been issued any patents. There is no guarantee that we will receive such patents or that another company will not develop similar technology. As such, there is a risk that other companies may create similar products which could compete directly with the new HOMI mini-bars.

5 In our outsource operations, we depend on the hotels' timely payment of our share of the mini-bar revenues, the failure of which could harm our credit, cash flow and corporate growth.

An integral part of our outsource operation program is the collection of revenues from our mini-bars by the host hotel, and then the allocation of such revenues between HOMI and the hotel. As a result, we depend on each hotel's timely and accurate collection of revenues. To the extent we depend upon our revenues to pay our expenses and/or fund our growth, hotels' failure to timely and/or accurately remit payment could adversely affect our credit, cash flow and expansion opportunities.

6 We may need, and may be unable to obtain, additional financing which could force us to slow down or suspend our operations.

HOMI needs to continue to market its products and services in order to expand its operations. We believe that we have sufficient capital to meet our needs for working capital and capital expenditures for at least the next 12 months. After 12 months we may need to raise additional funds through a private or public offering of securities for marketing. Further, we will need to finance the purchase of additional mini-bars as we grow and enter into new outsourcing operation agreements. There can be no assurance that additional capital will be available on acceptable terms. As such, we may not be able to fund our future operations, adequately promote its procedures, develop or enhance services or respond to competitive pressures. Any such inability could adversely effect our ability to enter into new contracts which would prevent us from growing the company.

7. The company may have violated Section 5 of the Securities Act of 1933.

Between November 2005 and February 2006, HOMI engaged in an offering of its securities to existing shareholders. The Company offered 6,000,000 shares of its common stock at $0.25 per share. Shareholders were offered the opportunity to purchase 1 share of HOMI common stock for each 5.028 shares held by such shareholder. The entire offering was subscribed, and HOMI raised $1,500,000. In conducting this offering, HOMI relied on Section 4(2) and Rule 506. However, these exemptions may not have been available to HOMI. In the event the exemptions were not available to HOMI, it is possible that HOMI may have violated Section 5 of the Securities Act.

CAPITALIZATION

The following table sets forth the capitalization at December 31, 2006. This table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

December 31, 2006
(In thousands)
Notes payable to shareholder - long term	204
Convertible notes	118
Subtotal	322

Stockholders' equity:

Common stock, $.001 par value;
authorized 105,000,000 shares, issued and
outstanding 39,967,937 shares;	40

Preferred stock, $.001 par value
authorized 5,000,000 shares; issued and
outstanding 0 shares	0

Additional paid-in capital	7,585

Accumulated other Comprehensive Loss	52

Accumulated deficit	(2,726)

Total stockholders' equity	4,951

Total capitalization	5,273

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Common Stock Price Range

Our common stock began trading on the Over-the-Counter Bulletin Board in February
2004 under the symbol “HOUM.OB”

The following table shows, for the periods indicated, the range of high and low bid information for our common stock as reported by the Over-the-Counter Bulletin Board. Any market for our common stock should be considered sporadic, illiquid and highly volatile. Prices reflect inter-dealer quotations, without adjustment for retail markup, markdowns or commissions, and may not represent actual transactions. Our common stock’s trading range during the periods indicated is as follows:

Fiscal Year 2004	High	Low

1st Quarter	$1.10	$1.00
2nd Quarter	$1.50	$0.48
3rd Quarter	$0.80	$0.48
4th Quarter	$0.80	$0.45

Fiscal Year 2005

1st Quarter	$0.75	$0.48
2nd Quarter	$1.01	$0.41
3rd Quarter	$1.18	$0.30
4th Quarter	$1.28	$0.36

Fiscal Year 2006

1st Quarter	$0.58	$0.38
2nd Quarter	$0.52	$0.36
3rd Quarter	$0.42	$0.36
4th Quarter	$0.46	$0.37

Fiscal Year 2007

1st Quarter	$0.45	$0.36

As of June 6, 2007, there were 39,997,483 shares of common stock issued and outstanding and approximately 130 holders of record of our common stock.

Dividend Policy

We have neither declared nor paid any dividends on our common stock since our inception. Presently, we intend to retain our earnings, if any, to provide funds for expansion of our business. Therefore, we do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Any future dividends will be subject to the discretion of our Board of Directors and will depend upon, along other things, future earnings, our operating and financial condition, our capital requirements, debt obligation agreements, general business conditions and other pertinent facts.

MANAGEMENTS' DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following discussion and analysis provides information that we believe is relevant to an assessment and understanding of our results of operations and financial condition as of and for the year ended December 31, 2006, and for the year ended December 31, 2005. The following discussion should be read in conjunction with our financial statements included elsewhere in this prospectus.

Forward-Looking Statements

This annual report contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or out industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with accounting principles generally accepted in the United States of America. In this annual report, unless otherwise specified, all dollar amounts are expressed in United States Dollars.

As used in this yearly report, the terms "we", "us", "our", the “Company” and "HOMI" mean Hotel Outsource Management International, Inc. and its subsidiaries, unless otherwise indicated.

Critical Accounting Policies

In connection with the issuance of Securities and Exchange Commission FR-60, the following disclosure is provided to supplement the Company’s accounting policies in regard to significant areas of judgment. Management of the Company is required to make certain estimates and assumptions during the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. These estimates also impact the reported amount of net earnings during any period. Actual results could differ from those estimates. Because of the size of the financial statement elements to which they relate, some of our accounting policies and estimates have a more significant impact on our financial statements than others.

Revenue recognition, Accounts Receivable and Allowance for Doubtful Accounts

Revenues from product sales derived from outsource activity under the exclusive long-term revenue sharing agreements with hotels, net of the hotel’s portion, and revenues from disposal of minibars are recognized in accordance with Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB No. 101") and SAB No. 104 “Revenue Recognition” when delivery has occurred, persuasive evidence of an arrangement exists, the vendor’s fee is fixed or determinable and collectibles is probable.

Our payment terms are normally net 15 days from invoicing. We evaluate our allowance for doubtful accounts on a regular basis through periodic reviews of the collectibility of the receivables in light of historical experience, adverse situations that may affect our customers’ ability to repay, and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. We perform ongoing credit evaluations of our customers and generally do not require collateral because (1) we believe we have certain collection measures in-place to limit the potential for significant losses, and (2) because of the nature of customers comprising our customer base. Accounts receivable are determined to be past due based on how recently payments have been received and bad debts are charged in the form of an allowance account in the period the receivables are deemed uncollectible. Receivables are written off when we abandon our collection efforts. To date, we have not experienced any material losses. An allowance for doubtful accounts is provided with respect to those amounts that we have determined to be doubtful of collection. No allowance was deemed necessary as of December 31, 2006 and 2005.

Long-Lived Assets

Our long-lived assets and certain identifiable intangibles are reviewed for impairment in accordance with Statement of Financial Accounting Standard No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144") whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. We believe that all of the Company’s long-lived assets are recoverable.

Financial statements in US dollars

The majority of the Company's sales are in U.S. dollars or in dollar linked currencies. In addition, the majority of the Company's financing is received in U.S. dollars. Accordingly, the Company has determined the U.S. dollar as the currency of its primary economic environment and thus, its functional and reporting currency. Non-dollar transactions and balances have been remeasured into U.S. dollars in accordance with Statement of Financial Accounting Standard No. 52 "Foreign Currency Translation" ("SFAS No. 52"). All transaction gains and losses from the remeasurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statements of operations as financial income or expenses, as appropriate.

The financial statements of foreign subsidiaries, whose functional currency is not the U.S. dollar, have been translated into US dollars. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Statements of operations amounts have been translated using the average exchange rate for the period. The resulting translation adjustments are not included in determining net loss but are reported in a separate component of accumulated other comprehensive income (loss) in shareholders’ equity.

Investments in affiliates

The investment in companies over which the Company can exercise significant influence (generally, entities in which the Company holds 20% to 50% of ownership or voting rights) is presented using the equity method of accounting. The Company generally discontinues applying the equity method when its investment (including advances and loans) is reduced to zero and it has not guaranteed obligations of the affiliate or otherwise committed to provide further financial support to the affiliate. Where the Company’s share of an affiliate’s losses is greater than the investment in such an affiliate and in which the Company has guaranteed obligations of the affiliate, the excess amount is presented as a liability.

Overview

HOMI is a holding company for several subsidiaries which market and operate computerized mini-bars in hotel rooms throughout the world.
We believe that by using the appropriate equipment, including technologically advanced computerized minibars, we are able to materially improve the performance of the minibar departments, thereby improving the hotel’s bottom line.

For some years now, the hotel industry has been focusing on outsourcing many of the functions related to its key activities, in order to increase efficiency and lower fixed costs. We offer our customers a number of solutions that are designed to meet this need, in relation to the minibar departments, ranging from consultation and supervision services, all the way to full outsource installation and operation arrangements.

Whether we are consulting to the hotel, or managing the entire minibar department, we focus on hands-on, expert and dedicated management, on-site supervision, and disciplined implementation of specialized procedures which we have developed, in order to achieve our goals and improve the department’s performance.

Using these methods, we already manage many thousands of minibars for our customers, who are spread over five continents around the world.

We commenced operations in 1997, and now conduct our business through our various subsidiaries. Our common stock has been listed on the Over-the-Counter Bulletin Board, or "OTC Bulletin Board" since February 2004 under the symbol "HOUM.OB."

RESULTS OF OPERATIONS FOR HOMI

YEAR ENDED DECEMBER 31, 2006 COMPARED TO YEAR ENDED DECEMBER 31, 2005.
Revenues

For the years ended December 31, 2005 and 2006, HOMI had revenues of $2,814,000 and $3,261,000 respectively, an increase of $447,000 or 15.9%. These revenues come from the sale of products in the mini-bars. According to our agreements with hotels in which we conduct our outsource programs, the hotels, which collect the revenues generated from our mini-bars, deduct their portion of the revenues before distributing the remainder to us. The increase in sales is the result of HOMI's commencement of outsource operations in several new hotels in Australia and Europe.

As we increase the number of hotels in which we operate, our operations become increasingly diversified. For the year ended December 31, 2006, our three largest customers accounted for 29% of our total revenues, whereas in 2005 our three largest customers collectively comprised 33.7% of our total revenues.

As of December 31, 2006 and 2005, HOMI, through its operating subsidiaries had outsource operation programs to provide and operate mini-bars as follows:

Location	Percentage of Revenues
	2006	2005

United States of America	33%	41%
Europe	35	23
Israel	21	20
South Africa	11	16
Totals	100%	100%

Cost Of Revenue:

Cost of Revenues, before consideration of depreciation expense, for the years ended December 31, 2005 and 2006 were $1,174,000 and $1,385,000 respectively, an increase of $211,000 or 17.9%, as a result of an increase in revenues. As a percentage of gross revenues, costs of revenues increased from 41.7% in 2005 to 42.5% in 2006. A portion of these costs are fixed in nature and do not fluctuate in direct proportion to any changes in revenue.

Depreciation expense for the years ended December 31, 2005 and 2006 was $418,000 and $572,000, respectively, an increase of $154,000, or 36.8% as a result of increased property and equipment balances resulting from additional hotels we had under contract at December 31, 2006 compared to December 31, 2005.

Gross Profit

Gross profit increased from $1,222,000 to $1,304,000, or 6.7% for the years ended December 31, 2005 and 2006, respectively. As a percentage of revenues, gross profit decreased from 43.4% to 40% due to the reasons mentioned in Costs of Revenues above.

Research and Development

The company is engaged in the development of a unique new product - the HOMI 336 bar. Research and development is expensed to operations as incurred. Total expenses for the year 2006 amounted to $261,000. The company anticipates commencing production in 2007.

Operating Expenses

General and administrative expenses increased from $975,000 to $990,000, or 1.5% for the years ended December 2005 and 2006. As a percentage of revenues, general and administrative expenses decreased from 34.6% to 30.4%, which decrease is a result of certain general and administrative expenses being fixed in nature (and therefore they do not fluctuate in direct proportion to any change in revenues.)

Selling and Marketing expenses decreased slightly from $240,000 to $223,000, or 7.1%.

For the years ended December 31, 2005 and 2006 we had $318,000 and $132,000 financial expenses, respectively, a decrease of $186,000, or 58.5%. This is due primarily to a currency exchange difference in 2005 which resulted from the devaluation of the South African Rand in comparison to the US Dollar and the satisfaction of certain the shareholder notes payable.

For the year ended December 31, 2005 we had other income of $122,000, and for the year ended December 31, 2006, we had other income of $20,000. The 2005 income resulted primarily from a gain of $125,000 on the sale of certain mini-bars to a hotel that elected to cancel our contract with them in 2005.

Net Loss

As a result of the above, our net loss increased from $128,000 to $303,000, an increase of 136.7%.

Liquidity And Capital Resources

Since our inception, we have been dependent on investment capital as our primary source of liquidity. We had an accumulated deficit at December 31, 2005 of $2,423,000 and $2,726,000 as of December 31, 2006.  During the year ended December 31, 2005, we incurred a net loss of $128,000. During the year ended December 31, 2006, we incurred a net loss of $303,000.

Investing and operating activities have historically been funded through our financing activities, which provided cash of approximately $1,300,000 and $491,000 during the respective years ended December 31, 2005 and 2006. During such periods, this cash was generated primarily as a result of equity infusions of $1,051,000 and from a financing agreement we entered into with Horizon Challenges Investment Company, Ltd., formerly known as Solog Mifalei Srigah Ltd. in March 2005 which resulted in gross proceeds of $1,100,000 to us. In addition, in 2006 HOMI raised $118,000 through the issuance of a convertible note payable. This note accrues interest at a rate of 8% per annum, with the interest payable each quarter commencing 2007. Principal will be repaid in eight equal quarterly installments commencing March 2009. This note may be converted at a conversion price ranging between $0.50 and $0.80 on dates as defined in the agreement

On December 31, 2006, HOMI had long term notes of $1,234,000 (including $252,000 from shareholders), $332,000 current maturities, and no short-term bank credit.

Subsequent Events

On February 13, 2007, HOMI, together with several HOMI subsidiaries, entered into a series of agreements with Bartech Systems International, Inc. (“BSI”) and a subsidiary of BSI pursuant to which HOMI and several of its subsidiaries and BSI and its subsidiaries settled and resolved all outstanding disputes between them.

In addition to mutual waivers and releases, the key elements of the settlement were as follows:

•
BSI sold to Hila International Corp., a wholly owned subsidiary of HOMI (“Hila”) all of BSI’s shares and rights in HOMI USA (formerly “HOS”). Prior to February 13, 2007, HOMI USA was owned 30% by BSI and 70% by Hila. As a result of this sale, HOMI USA is now an indirectly wholly owned subsidiary of HOMI, and the previously existing stockholders agreement in HOMI USA has been terminated and voided, with no surviving provisions. The purchase price paid by Hila for all of BSI’s shares and rights in HOMI USA was the nominal sum of $1.

•	Hila and BSI gave notice of the discontinuance, with prejudice, of the arbitration proceedings that were pending between them before the American Arbitration Association.
•
BSI granted HOMI and its subsidiaries preferred customer terms on any further purchases that HOMI and its subsidiaries may make from BSI and its subsidiaries, for a minimum and revolving term. Aside from these preferred terms, all non-competition restrictions, exclusivity provisions and all prior agreements between HOMI and its subsidiaries and BSI and its subsidiaries were terminated and voided, with no surviving provisions.

The purchase by Hila of the 30% of HOMI USA that was previously held by BSI has resulted in a profit of approximately $450,000 to the Company.

On February 13, 2007, HOMI sold all of the 4,078,072 shares of common stock and 200,000 shares of preferred stock which it held in BSI to Eurogest Foundation, a Vaduz Liechtenstein corporation (“Eurogest”), at a price of $0.55 per share, for the total sale price of $2,352,940, which was paid to HOMI by Eurogest. The sale of these shares resulted in a cash-flow infusion of approximately $2.35 million for HOMI, and a profit of approximately $250,000.

At March 31, 2007, we had cash and short term bank deposits of approximately $2,800,000. We believe this amount of cash will be sufficient to meet our cash requirements for the next twelve months.

 THREE MONTHS ENDED MARCH 31, 2007 COMPARED TO MARCH 31, 2006.

Revenues

For the three month periods ended March 31, 2007 and 2006, HOMI had revenues of $799,000 and $647,000, respectively, an increase of $152,000 or 23%. These revenues arise primarily from the sale of products in the mini-bars. According to our agreements with hotels in which we conduct our outsource programs, the hotels, which collect the revenues generated from our mini-bars, deduct their portion of the revenues before distributing the remainder to us. The increase in sales is the result of HOMI's commencement of outsource operations in several new hotels in Europe and Australia.

As we increase the number of hotels in which we operate, our operations become increasingly diversified. For the three months ended March 31, 2007, our three largest customers accounted for approximately 30.4% of our total revenues, whereas during the same period of 2006, our three largest customers collectively comprised 33.7% of our total revenues.

Costs of Revenues and Depreciation

Cost of Revenues, before consideration of depreciation expense, for the quarters ended March 31, 2006 and 2007 were $264,000 and $376,000, respectively, an increase of $112,000 or 42% which is consistent mainly with the change in revenues discussed above. Depreciation expense for the quarters ended March 31, 2006 and 2007 approximated $128,000 and $149,000, respectively, an increase of $21,000, or 16% as a result of increased property and equipment balances resulting from additional hotels we had under contract at March 31, 2007 compared to March 31, 2006. However, as a percentage of revenues, depreciation expense remained relatively constant.

Gross Profit

Gross profit increased from $255,000 for the quarter ended March 31, 2006 to $274,000, for the quarter ended March 31, 2007. Gross profit margins decreased from 39.41% to 34.3%.

Operating Expenses

Operating expenses were $269,000 and $441,000 during the quarters ended March 31, 2006 and 2007, respectively. This increase is a result of research and development expenses incurred in the development of the HOMI 336, as well as an increase in general and administrative expenses, most particularly, consulting and legal fees. As a percentage of revenues, operating expenses were 41% and 55%, respectively, which increase is a result of certain general and administrative expenses being fixed in nature and therefore they do not fluctuate in direct proportion to any change in revenues and an increase of 47.2% in the general and administrative expenses.

Interest and Foreign Currency Translation Expenses, Net

For the quarters ended March 31, 2006 and 2007, we incurred interest and foreign currency translation expenses of approximately $40,000 and $27,000, respectively. These amounts include interest of approximately $28,000 and $39,000, respectively, a change of $11,000, or 39.3%. The remaining amounts are due primarily to currency exchange differences which resulted from the evaluation of the South African Rand in comparison to the US Dollar which affected last year’s operating results and the financing of the loans received from Horizon.

Off Balance Sheet Arrangements

HOMI has no significant off balance sheet arrangements.

Inflation

We do not believe that inflation has had a significant impact on our consolidated results of operations or financial condition.

International Tax Implications

Taxable income of Israeli companies is subject to tax at the rate of 34% in 2005, 31% in 2006, 29% in 2007, 27% in 2008, 26% in 2009 and 25% in 2010 and thereafter. The South African subsidiary is subject to a 29% corporate tax rate. HOMI’s United States subsidiary is subject to a 15% -35% corporate tax rate. Subsidiaries in Europe are subject to 35% - 45% corporate tax rate (in Germany, corporate and business tax calculation is based on company’s EBITDA).The Australia subsidiary is subject to 30% corporate tax rate.

Pursuant to the Income Tax (Inflationary Adjustments) Law - 1985, results for tax purposes in Israel are measured in real terms, in accordance with changes in the Israeli Consumer Price Index.

As of December 31, 2006, HOMI Israel Ltd., a subsidiary in Israel, had approximately $668,000 Israeli net operating loss carry forwards. The loss carry forwards in Israel have no expiration date.

As of December 31, 2006, HOMI and HOMI USA had approximately $2,075,000 net operating loss carry forwards. Utilization of US net operating losses may be subject to substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitations may result in the expiration of net operating losses before utilization.

As of December 31, 2006 the South African subsidiary had net operating loss carry forwards of $122,000  and the Australian subsidiary an operating loss carry forwards of $85,000.

Foreign Exchange

Since most of our revenues are in U.S. Dollars, HOMI is not affected by fluctuations in foreign exchange rates.

Liquidity And Capital Resources

Since our inception, we have been dependent on investment capital as our primary source of liquidity. We had an accumulated deficit at March 31, 2007 of $2,195,000.  During the three months ended March 31, 2007, we had net income of $531,000, which resulted primarily from other income of $739,000 derived from selling the shares we held in Bartech Systems International, Inc. (“BSI”) shares, in return for $2,352,940, as well as from the purchase by Hila International, Inc. (“Hila”), a wholly owned subsidiary of HOMI, of all of Bartech’s shares and rights in HOMI USA, Inc., (“HOMI USA”) (formerly known as Hotel Outsource Services, Inc.) for $1.00. During the first quarter of 2006, $154,000 of cash was generated from operating activities while in the first quarter of 2007, $124,000 of cash was used for such activities.

During the three months ended March 31, 2006, we used cash of approximately $331,000 for investing activities as compared to generating cash from such activities of approximately $2,229,000 in 2007 (which cash was provided primarily from the sale of shares in Bartech).

Our financing activities generated cash of approximately $746,000 and $60,000 during the respective three month periods ended March 31, 2006 and 2007. During the three months ended March 31, 2007, this cash was generated primarily as a result of the issuance of $134,000 in convertible notes. On March 31, 2007, we had long term loans of approximately $1,301,000, which included loans from banks, shareholders, Horizon Challenges Investment Company Ltd. (“Horizon”) and convertible notes. The total amount of shareholders loans as of March 31, 2007 was $245,000, of which $168,000 were long-term and $77,000 were short-term. Subsequent to March 31, 2007, shareholders signed an agreement to convert loans amounting to approximately $77,000 into share capital.

On June 30, 2007, we had cash and cash equivalents of approximately $550,000, and other short-term bank deposits of approximately $1,950,000. We believe that we have sufficient cash and cash equivalents to finance our operations for the next 12 months.

BUSINESS
General

Hotel Outsource Management International, Inc. is a holding company for several subsidiaries which distribute, market, and operate computerized mini-bars in hotels located in Israel, the United States, Europe, Australia and South Africa. Hotel Outsource Management International, Inc. and its subsidiaries may collectively be referred to as HOMI. HOMI was incorporated in Delaware on November 9, 2000 under the name Benjamin Acquisitions, Inc.

Our core activities focus primarily on outsource operation and servicing of computerized mini-bars located in upscale hotels throughout the world.

We believe that by using technologically advanced computerized minibars, we are able to materially improve the performance of a hotel’s minibar departments, thereby improving its bottom line.

For some years now, the hotel industry has been focusing on outsourcing many of the functions related to its key activities, in order to increase efficiency and lower fixed costs. We offer our customers a number of solutions that are designed to meet this need, in relation to the minibar departments, ranging from consultation and supervision services, all the way to full outsource installation and operation arrangements.

Whether we are consulting to the hotel, or managing the entire minibar department, we focus on hands-on, expert and dedicated management, on-site supervision, and disciplined implementation of specialized procedures which we have developed, in order to achieve our goals and improve the department’s performance.

Using these methods, we already manage many thousands of minibars for our customers, who are spread over five continents around the world.

In addition, we have completed the research and development on our computerized mini-bar with accurate billing, the “HOMI 336,” and have entered the pre-production phase. The HOMI 336 is the first product to be designed and manufactured by HOMI.

We have been doing business since 1997 through various subsidiaries. The current corporate structure, in which we are a holding company for various wholly and majority owned subsidiaries around the world, has been in place since 2001.

Our common stock has been listed on the Over-the-Counter Bulletin Board, or "OTC Bulletin Board" since February 2004 under the symbol "HOUM.OB."

Our Growth Strategy

It is our objective to continue to increase the number of minibars which we manage in hotels, using the various business models which we have developed, in accordance with each customer’s needs, as well as to commence rental, sale and installation and outsource programs using the HOMI 336 and additional mini-bar models. HOMI intends to design and manufacture peripheral products and/or accessories for HOMI 336. HOMI also intends to offer new and additional mini-bar models. Proposed additional models may be referred to as the “New Range of Products.”

We also intend, among other things, to expand our activities in those hotels in which a minibar system is already installed and operational. These opportunities can be particularly attractive, as a simplified business model can be implemented without it being necessary to address matters such as the purchase and installation of the minibars themselves.

Our activities currently focus on North America, Europe, South Africa and the Asia Pacific regions. It is our intention to take our activities into additional territories and regions, as well as consolidating and increasing our business in the regions in which we are already active. We believe that there are growth opportunities in new markets, and that by implementing the same models that have been successful for us in our current markets, we will be able to replicate our success in these other regions also.

Our services have to date been directed primarily at upscale and luxury hotels. We believe that by adjusting our existing business models, it will be possible to broaden the base of our activities so as to include midscale hotels. An integral part of this strategy involves the sale, rental, and installation and outsource programs of the HOMI 336 and the New Range of Products. Features of HOMI 336 and the New Range of Products which will make it easier to enter the mid-scale range of hotels include:

•	Mechanism against mistaken charges. This enables accurate billing.
•
Substantially lower operating costs. This should improve profit margins and means that HOMI will be able to offer the New Range of Products to mid-market hotels, which is a very large sector which has not been open to HOMI in the past, as well as upscale hotels.

•
No need for infrastructure at hotel. A standard electrical outlet is the only infrastructure required. Minibar data is transferred automatically via an integral, dedicated wireless system. This should make installation easier, and more attractive to hotels.

By opening the midscale range of hotels to our services, we believe that we will be able to substantially increase the potential size of our target market, which would enable us to further improve our revenues and profitability.

Similarly, up until now we have concentrated primarily on the management and operation of computerized minibars. Based on our past experiences in the hospitality industry, we think that our know-how is equally applicable to non-computerized minibars, and that we could be just as successful in improving the hotels’ bottom line in non-computerized minibar departments. We therefore intend to develop marketing strategies aimed at boosting our activities in this sector, in addition to the services that we will continue to provide for computerized minibars.

We believe that significant growth opportunities exist by selectively pursuing strategic acquisitions and alliances, thereby enabling us to offer new products and services. By capitalizing on this strategy, we hope to continue to grow our business with our commitment to quality service to our customers. We intend to expand our operations by acquiring companies and/or seeking strategic alliances which complement our business objectives, as opportunities arise.

Operations

To date our activities have focused primarily on managing the minibar departments in upscale hotels. We offer our customers a number of solutions ranging from consultation and supervision services, all the way to full outsource installation and operation arrangements. We currently implement several general types of business model, further detailed below.

Complete Outsource Solution. This is currently the most prominent of the business models that we employ. Many hotels do not want to pay upfront for their minibars, and many do not want to allocate resources to operate the minibars either.

Accordingly, we purchase new minibars and install them at the customer’s premises, at no immediate cost to the customer. In the case of computerized minibars, the installation also includes software designed to interface between the minibars and the customer’s existing management software, so that various actions relating to usage of the minibars such as, consumption of products from the minibars, and the locking/unlocking of the minibars, can be logged or controlled by the customer and by us. We then manage and operate the minibar department for the customer. We also supply full maintenance services for the minibars. We carry the operating expenses of the minibar department, and net revenues (after rebates and other discounts, if any) from the minibar department are shared, with us receiving the majority of the revenue and the hotel retaining the balance of the revenues. Generally, we offer incentives to the hotel such as implementing a sliding scale on the division of net revenues, so that the customer’s relative share increases as the net revenue per minibar rises.

In this model, the term of our agreement with the customer is generally 8-9 years, and the customer typically has an option to purchase the turnkey system from us at various points in time spread throughout the term of the agreement, at a gradually decreasing (sliding scale) purchase price. Our objective is to provide our services to the customer for the full term of the agreement, but this business model remains profitable even if the customer decides, at any stage, to exercise its option to purchase the system from us.

We believe that this model offers the customer many advantages in relation to its minibar department, including the following:

▪	No capital expenditure on the minibars
▪	A new revenue stream, if no minibars were previously installed and operational
▪	No labor expenses and no operating costs
▪	No purchase of goods and no inventory management
▪	Added service to guests, thereby improving the customer’s competitive edge
▪	No downside: hotel is minimizing its risks, both financial and other
▪	Added flexibility, via the customer’s option to purchase the system
▪	Outsourcing allows the hotel to focus on major revenue sources
▪	Quality of service: we specialize in the field
▪	Increased control and management, extensive reporting
▪	No maintenance by customer
▪	Periodic technical and technological upgrades.

Outsource Solution for Leased Base. In this model, the customer leases the minibars from the manufacturer, and we do not own the minibars. As a result, we provide partial, but not full, maintenance services, and all provisions relating to the purchase of the minibars by the customer are governed by the terms of the agreement between the customer and the manufacturer. In all other respects, the model works in the same way as the Complete Outsource Solution and we manage and operate the minibar department, under a revenue sharing arrangement with the customer. Because we do not finance the purchase of the minibars, the net revenue share is different, and the customer’s share is larger than it is in the Complete Outsource Solution, although we still receive most of the revenue.

Management & Operation of Installed Base. For customers who already have an installed, operational minibar system, we provide partial maintenance services, and full operation and management services. Essentially, the services which we provide in this case are the same as in the Outsource Solution for Leased Base model.

Management of Installed Base. This is the model that is preferred by customers who wish to receive the benefit of our know-how and our procedures, but would like to continue to manage the minibar department themselves, using their own staff. Typically, the customer receives a limited license to utilize our know-how, and is then taught how to manage the minibar department in a more efficient and profitable manner. We provide part-time supervision and support, and the customer carries the cost of operation of the department.

Other.  The models discussed above are the primary types of arrangement that we offer our customers, but we approach each case with a flexible approach, which enables us to adjust a particular model so that it is tailor-made for the customer, but is still in line with the principles outlined above. Also, each model may be sub-divided into arrangements whereby we receive a fixed service charge, or a fixed percentage of gross revenues, instead of net revenues, and other similar adjustments. The models will also vary depending on the nature of the customer: upscale hotel, airport hotel or other hotel; and whether the minibars are computerized or manual. Sometimes, the existence of specific union rules in certain territories also require us to be flexible and adapt an arrangement so that it is workable for the customer, while still enabling us to manage and/or operate the minibar department in a way which is designed to be profitable for us, as well as for the customer. We may also be prepared to lease / rent minibars to customers, or enter into other financing arrangements, where circumstances so require.

Competition

We have a decade of hands-on experience in providing services to the hotel industry. Whether we are consulting to a hotel, or managing the entire minibar department, we focus on hands-on, expert and dedicated management, on-site supervision, and disciplined implementation of specialized procedures which we have developed, in order to achieve our goals and improve the department’s performance.

Many of our competitors have experience in revenue-sharing business models, while others provide systems that are supposed to improve the efficiency of a hotel’s minibar department.

We believe that our ability to provide a range of services, up to a Complete Outsource Solution, including a comprehensive financing solution as well as the full management and operation of the minibar department, places us in a favorable position, compared with some of our competitors.

Our hands-on management strategy, combined with on-site supervision, allows us to assume responsibility for the following matters, thereby enabling our customers to concentrate their efforts in other areas:

▪	implementation of our exclusive operating procedures

▪	procurement of the consumables that are offered in the minibars

▪	management of inventory control and monitoring of expiry dates of consumables

▪	implementation of procedures to handle and reduce rebates

▪	daily reconciliation of accounts

▪	training of minibar attendants and front office employees

▪	maintenance and support.

Our objective, is to enable our customers to increase the net revenues that are generated by their minibar departments, including by the following means:

▪	taking active involvement in the selection and pricing of consumables

▪	implementing innovative and attractive product mixes for different room categories

▪	producing attractive, creative and novel menus

▪	improving minibar visibility

▪	proposing and implementing effective promotional activities

▪	reducing rebates & manual emptying of minibars by guests

▪	in-depth and real-time data logging and reporting, thereby creating extensive sales statistics and enabling effective data-mining, designed to adapt the system to improve performance.

Most hotels still manage and operate their minibar departments in-house, and the concept of outsourcing this to a company that specializes in this kind of activity is still relatively new. In some cases, there is a general lack of awareness on the part of the hotel, either of the existence of the kind of services which we offer, or of the advantages that can be gained by making use of them. Our marketing activities are directed at increasing awareness and painting a full picture for the hotels, so that they can make an educated decision, based on the relative pros and cons. We believe that our services can be of substantial benefit to our customers, but outsourcing of this type of services still accounts for a relatively small segment of the hotel industry market.

In addition, there are also other companies which offer some or all of the services which we offer. Presently, our main competitors in the United States are Automatic Minibar Systems, Ltd. and its affiliates, which offer outsourcing or revenue sharing programs at prices that are competitive with ours. Other companies, such as Club Minibar, offer outsourcing programs utilizing manual minibars. In respect of the financing aspects of the solutions we offer to our clients, we are also in competition with certain manufacturers of the minibars themselves. With respect to the New Range of Products, we expect to be in competition with certain minibar manufacturers who offer minibars that may be perceived by our potential customers as being alternatives to our New Range of Products.

Outside of North America, Europe, South Africa and the Asia Pacific regions, we have yet to establish a significant volume of activity and are not yet familiar with the type of competition that exists there.

Whether in the regions in which we are currently active, or in territories into which we will expand our activities in the future, the arrival of other companies offering similar services may force down our profit margins if we are to remain competitive.

Customers and Markets

We currently market and provide our products and services primarily to upscale and luxury hotels.

As of December 31, 2006, we provide operation and/or management services to the minibar departments of at least the following hotels:

➢	Hyatt Regency San Francisco, USA

➢	Grand Hyatt Seattle, USA

➢	Hyatt Regency Boston, USA

➢	The Renaissance Mayflower, Washington DC, USA

➢	ArabellaSheraton Bogenhausen, Munich, Germany

➢	ArabellaSheraton Grand, Munich, Germany

➢	Sheraton Diana Majestic, Milano, Italy

➢	Radisson Bay Point, Malta

➢	Radisson Golden Sands, Malta

➢	Le Meridien, Malta

➢	Palazzo InterContinental, Johannesburg, S. Africa

➢	Airport InterContinental, Johannesburg, S. Africa

➢	Arabella Sheraton Cape Town, S. Africa

➢	David InterContinental Tel-Aviv, Israel

➢	Carlton Hotel, Tel-Aviv, Israel

➢	Sheraton City Tower, Tel-Aviv, Israel

➢	Dan Hotel, Tel-Aviv, Israel

➢	The Daniel, Herzliya, Israel

➢	David Citadel (ex Hilton), Jerusalem, Israel.

There seems to be a direct correlation between a hotel's occupancy level and average room rate and the quantity of purchases made by guests from a hotel's mini-bars. As a result, in the majority of our current projects, where our revenues are based on the net revenues of the minibar departments which we operate and/or manage, our revenues are dependent on hotel occupancy levels and average room rate. Decreases in hotel occupancy levels and its average room rate could result in corresponding decreases in our revenues.

Governmental Regulation

In accordance with regulations related to the sale of alcoholic beverages in various countries in which we provide our services, there are instances where we operate under a hotel's license to sell alcohol. In such cases, although we do not incur costs of meeting regulatory compliance, we cannot guarantee a hotel's compliance with applicable regulations. Failure of a hotel to comply with these regulations could result in our inability to sell alcoholic beverages in the minibars being operated and/or managed by us, which would probably result in a decrease in our revenues.

Intellectual Property

We own the trademark “HOMI” in respect of the services which we supply. In numerous countries around the world, we have registered, or are in the process of registering, this trademark in our name. We hold no other patents, trademarks, service marks or other intellectual property relating to our operations. In 2006, we applied for several patents with regard to certain features of our New Range of Products. As of the date hereof, no patents have been granted, and one patent is pending.

Employees

As of March 31, 2007, HOMI and its subsidiaries had 15 full time employees.

Corporate Structure

We have a fully owned United States subsidiary, HOMI USA, through which we conduct business in the United States.

Outside the United States, we carry on our business activities through regional subsidiaries, each of which is responsible for one or more territories in which we market and/or provide our services. These subsidiaries receive management services from us, and also retain staff of their own, either as employees or under management agreements or service agreements.

Our operating subsidiaries can, as of March 31, 2007, be summarized as follows:
HOMI USA, Inc. (“ HOMI USA”)
HOMI Israel Ltd. (“ HOMI Israel”)
HOMI South Africa (Pty) Ltd. (“ HOMI South Africa”)
HOMI Australia Pty Ltd. (“ HOMI Australia”)
HOMI Deutschland GmbH (“ HOMI Germany”)
HOMI Italia S.R.L. (“ HOMI Italy”)

HOMI South Africa is owned 60% by us and 40% by Batim Homes (Pty) Ltd., which is beneficially owned by Mr. Daniel Golan. All the other subsidiaries are wholly owned by us, directly or indirectly.

DESCRIPTION OF PROPERTY

Our operations are based primarily at hotels in which we conduct our outsource operations. Most of these hotels allow us to utilize office space free of charge. We also make use of a small amount of office space in Tel Aviv, Johannesburg, San Francisco and New York.

Our facilities are as follows:
•
Our corporate headquarters are located at 80 Wall Street, Suite 815, New York, New York, in the offices of Schonfeld & Weinstein, L.L.P., at no additional cost to us. Schonfeld & Weinstein, L.L.P. serves as our US Counsel and also owns shares in our company.

•
HOMI Israel’s corporate headquarters are currently located at 4 Raul Wallenberg Street, Tel Aviv, Israel, with a monthly rent of $600. This office is leased from an unaffiliated third party. We also lease a virtual office at 116 West 23rd Street, New York, New York from Select Office Suites, an unrelated third party, for $100 per month on a month-to-month basis.

•
HOMI USA has its corporate headquarters at 1 Embarcadero Center, Suite 500, San Francisco, California 94111. The monthly rent is $500. Most of HOMI USA’s operations are conducted from the office we utilize at the Hyatt Regency San Francisco, which is one of our customers.

•	HOMI South Africa operates from an office in Johannesburg for monthly rent of $350.

•	In connection with our European operations, we also lease an office in Paris, France, for monthly rent of approximately $1,500 (€1,130).

The office space provided us by the hotels in which we operate are also usually used to store goods to be placed in the minibars and spare parts for the minibars. Generally, we do not keep a significant number of minibars in stock. Instead, we order them on an as needed basis. Typically, they are then shipped directly from the manufacturer to the customer. As we enter into additional outsource agreements with customers, we will expect to receive office space within the premises of these customers, from which we will conduct our operations.

LEGAL PROCEEDINGS

During the three months ended March 31, 2007, Hila gave notice of discontinuance, with prejudice, of an arbitration proceeding which had been pending before the American Arbitration Association since July 2006 between Hila and Bartech regarding an alleged breach of contract. The relief sought was $500,000.

On February 13, 2007, HOMI together with several HOMI subsidiaries (collectively, the “HOMI Companies”), entered into a series of agreements with Bartech and a subsidiary of Bartech (collectively “Bartech Companies”), pursuant to which the HOMI Companies and the Bartech Companies settled and resolved all outstanding disputes between them.

In addition to mutual waivers and releases, the key elements of the settlement were as follows: Bartech sold to Hila all the shares and rights of Bartech in HOMI USA, a HOMI Company that was previously owned jointly by Bartech (30%) and Hila (70%). As a result, HOMI USA is now a wholly owned subsidiary of HOMI, and the previously existing stockholders agreement in HOMI USA was terminated and voided, with no surviving provisions. The purchase price paid by Hila for all of Bartech’s shares and rights in HOMI USA was the nominal sum of $1.00.

Bartech granted the HOMI Companies preferred customer terms on any future purchases that HOMI Companies may make from Bartech Companies, for a minimum and revolving term. Aside from these preferred terms, all non-competition restrictions, exclusivity provisions and all prior agreements between HOMI Companies and Bartech Companies were terminated and voided, with no remaining provisions.

Purchase by Hila of the 30% of HOMI USA that was previously held by Bartech as mentioned above, resulted in an estimated profit of approximately $470,000.

MANAGEMENT

Directors and Executive Officers

Our Board of Directors and executive officers and their respective ages as of March 31, 2007 are set forth in the table below. Each of the directors of HOMI will serve until the next annual meeting of shareholders or until his successor is elected and qualified.

Also provided is a brief description of the business experience of each director and executive officer and the key personnel during the past three years and an indication of directorships (if any) held by each director in other companies subject to the reporting requirements under the Federal securities laws.

NAME	AGE	POSITION

Jacob Ronnel	50	CEO, President, Director

Ariel Almog	39	COO, Secretary, Director

Linor Labandter	31	CFO

Avraham Bahry	61	Chairman

Jules Polak	60	Director

Jacob Faigenbaum	53	Director

Yoav Ronen	47	Director

Philippe Schwartz	46	Director

Uri Kellner	79	Director

Biographies

Jacob Ronnel, 50, has been Chief Executive Officer, President and a director of HOMI since December 28, 2001, director and Chief Executive Officer, of HOMI Israel since May 1997 where he became a managing director in March 1998; CEO, President and a director of Hila since its inception in 2001; President and a director of HOMI South Africa since inception in 1999 and director and chief executive officer of HOMI USA since September 2001. From July 1997 to September 1997, Mr. Ronnel was a consultant to and provisional manager of Brookside Investments, Ltd. From 1996 to 2002, he was a consultant for Kassel Financial Consultants, located in Israel. Mr. Ronnel obtained a degree in International Hotel Administration from Ecole Hoteliere de Lausanne, Switzerland.

Ariel Almog, 39, has been Chief Operating Officer, secretary and director of HOMI since December 28, 2001. He has been Chief Operating Officer and a director of HOMI Israel since May 1997 and a general manager since March 1998, COO, secretary and a director of Hila since its inception in 2001, COO and a director of HOMI South Africa since inception in 1999 and a director and chief operating officer of HOMI USA since September 2001). From 1996 to 1998, Mr. Almog was an owner of a franchise Apropo Cafe restaurant in Israel. He received a Bachelor of Business Administration and Marketing from Schiller International University (American University, Paris, France).

Linor Labandter, 31, has been Chief Financial Officer of HOMI since May 2007. From November 2003 to April 2006, Mrs. Labandter served as controller for Carmel Ventures, a leading Israeli venture capital firm. From December 2000 to December 2003, Mrs. Labandter worked as an advisor for the Corporate Finance Department of KPMG International. Mrs. Labandter is a certified public accountant, holding a B.A. degree in Accounting and an L.L.B Law degree from Tel Aviv University.

Avraham Bahry, 61, has been Chairman of the board of directors of HOMI since December 2004. Mr. Bahry established Mul-T-Lock Ltd., an Israeli corporation, in 1973, which he grew into a multi-national holding company in the business of products and services for the protection of life and property. Mr. Bahry sold Mul-T-Lock Ltd. in 1999 and has worked as a consultant since then.

Jules M. Polak , 60, has been a director of HOMI since December 2004. Mr. Polak has been a principal of Jules Polak Business Consulting Ltd. since 2000. From 1993 to 2000, he was Chief Executive Officer of Golden Pages Israel, the yellow pages publisher of Israel. He has been a director of several privately held companies in Israel.

Jacob Faigenbaum, 53, has served as founder and Managing Director of Financial Guardian Group since 2001. He was Senior Manager of Old Mutual International in London from 1997 to 2001, and he was Managing Director of Pioneer International, International Investments Advisory from 1986-1997. Mr. Faigenbaum served in the Israeli Defense Forces as Colonel. He received a Masters of Economics and Business Administration from Bar Ilan University (Israel) and is currently finishing his LLB.

Yoav Ronen, 47, was elected to HOMI’s board of directors in December 2006. Mr. Ronen has years of experience managing hotels. Since 2005, he had been Supervisor and Director of Marketing for two hotels in Prague, Czech Republic: The Joe Hotel and Villa Schwaiger. Since 2003, he has been Supervisor and Director of Marketing for the Ros Maris Rob D.o.o. Hotel in Croatia. From 1995-2002 he served as Chief Executive Officer for the Hotel Jordan River in Tiberius, Israel, and Hotel Carmel in Netanya, Israel. Mr. Ronen obtained received a Bachelor’s degree in Business and Accounting from Tel Aviv University. Mr. Ronen has served as a director of HOMI since December 2006.
Philippe Schwartz, 46, was the Regional Director of Finance for West Coast and Hotel Controller of the Intercontinental Hotels from 2001 to 2005, where he was responsible for five Intercontinental hotels. His duties also included financial reporting, property acquisition and management. From 1990 to 2001, Mr. Schwartz worked for the Athenaeum Intercontinental Hotel in Athens, Greece, where he was regional director of finance for East Mediterranean and CIS, and Controller of the hotel, overseeing numerous hotels in over 19 countries. For over 20 years Mr. Schwartz has served as financial controller for other Intercontinental hotels located throughout the world. Mr. Schwartz is a certified accountant. He is a graduate of Ecole Superieure de Commerce, and has a master’s degree in Hotel Management from Lycee Technique Hotelier Jean Drouant, Paris, France.

Uri Kellner, 79, has served as a director of many companies throughout his career. Since 2002, Mr. Kellner has been a member of the Board of Directors of Nir Let Ltd., an Israeli corporation. From 1996-2000, he was chairperson of the Board of Directors of Kal-Kor, Ltd., Ein Carmel, and from 1992 to 1997, he was chairperson of the Board for Company of the Development of Old Acco, both located in Israel. From 1990 to 1999, he served as a member of the Board of Directors of Kalat Ltd., Ofakim, Israel. Mr. Kellner received his Bachelor of Science in Commerce Law from London College, England. He is a member of the Fellow Institute of Chartered Accountants.

Compliance with Section 16(a) of the Exchange Act

There were no officers, directors and/or beneficial owners of 10% or more of HOMI’s common stock that have not filed on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934 during prior fiscal years.

Code of Ethics

HOMI has adopted a code of ethics that applies to its principal executive officers, principal financial officer and principal accounting officer. HOMI will provide any person without charge, upon request, a copy of such code of ethics and explain the manner in which such request may be made.

Audit Committee Financial Expert

HOMI’s board of directors has determined that HOMI had one financial expert serving on its audit committee: Mr. Jules Polak.

EXECUTIVE COMPENSATION

			Annual Compensation			Long-Term Compensation Awards
Name And Principal Position	Year		Salary ($)	Bonus ($)	Other Annual Compen sation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs ($)	All Other Compensation ($)
Jacob Ronnel (1)	2004		$100,000		$4,750 -interest			$13,491
CEO, President	2005		$107,994		$3,276 interest
	2006		$96,000

Ariel Almog (2)	2004		$161,000		$6,000 -interest
COO, Secretary	2005		$153,979		$2,424 interest
	2006		$153,979

Sigal Grinboim (4)	2004		$20,000
CFO	2005		$48,000
	2006		$48,000

Linor Labandter (5)	2004	$	N/A
	2005	$	N/A
	2006	$	N/A

Avraham Bahry	2004		$5,000
Chairman	2005 (3)		$0
	2006 (3)		$0
__________________
(1)
In 2004, Mr. Ronnel’s salary was paid as follows: HOMI Israel- $24,497; HOMI USA-$39,996; HOMI- $48,998. According to the employment agreement entered into by Jacob Ronnel and HOMI USA which commenced June 2002, Mr. Ronnel shall serve as Chief Executive Officer at $80,000 per year; however Mr. Ronnel is entitled to an annual performance-based bonus. HOMI USA may terminate this agreement upon 90 days written notice.

(2)	Mr. Almog’s entire salary was paid by HOMI USA.

(3)
According to HOMI’s agreement with Mr. Avraham Bahry, Mr. Bahry was entitled to remuneration for his services as chairman of HOMI. HOMI’s board of directors approved such remuneration of $75,000 per year commencing January 1, 2005; however, he agreed to waive any payments through the end of 2006..

(4)	Ms. Grinboim’s independent contractor services agreement was terminated on May 9, 2007.

(5)	Ms. Labandter was appointed CFO on May 9, 2007.

HOMI intends to adopt an Employee Stock Option Plan for management and key employees in which between 2,000,000 and 3,000,000 options would be issued. However as of the date of this report, no such plan has been adopted.

Directors Compensation

Directors are reimbursed for the expenses they actually incur in attending board meetings. In addition, Directors are paid a fee of $1,000 per directors meeting, and $500 per committee meeting.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to HOMI with respect to beneficial ownership of HOMI common stock as of March 31, 2007, the number and percentage of outstanding shares of common stock beneficially owned by each person who beneficially owns:

•	More than 5% of the outstanding shares of our common stock;

•	Each of our officers and directors;

•	All of our officers and directors as a group.

Except as otherwise noted, the persons named in this table, based upon information provided by these persons, have sole voting and investment power with respect to all shares of common stock owned by them.

Names and Address of Beneficial Owner	Number of Shares Beneficially Owned	% Beneficially Owned (3)
Jacob Ronnel 21 Hasvoraim Street Tel Aviv, Israel	2,379,312	6.0%

Ariel Almog 224 Maypoint Drive, San Raphael, CA	2,387,915	5.9%

Blackborn Financial Consulting (1999) LTD. (1) 25 HaMerad Street Tel Aviv, Israel	3,601,917	9.0%

Rodia Mihali (2) 21 Neher St Munich, Germany	2,380,562	6.0%

Sigal Grinboim (4) 7 Barazani Street Ramat Aviv, Israel	0	0%

Avraham Bahry 1 Gan Hashikmin Street Ganei-Yehuda-Savion, Israel	3,566,838	8.9%

Jules Polak 4 Kiriati Street Ramat Gan, Israel	0	0%

Yoav Ronnen 2 Mivza Horev Street Modiin, Israel	21,593	0.06%

Philippe Schwartz 999 California Street San Francisco, CA 94108	0	0%

Uri Kellner 6 Herzel Rosenblum Street, Apt #6210, Tel Aviv, Israel 69379	0	0%

Jacob Faigenbaum Migdal Moshe Aviv 7 Jabotinsky Street, 19th Floor Ramat Gan, Israel	0	0%

Linor Labandter (5) 100 Levi Eshkol Street, Apt # 9 Tel Aviv, Israel 69361	0	0%

All officers and directors as a group (8 people) (2)(3)	8,355,658	20.9%
______________
(1)	The beneficial owner of the securities held by Blackborn is Mr. Benzion Perko, 17 Alterman Street, Kfar-Saba, Israel.
(2)	Mr. Mihali resigned as director on June 24, 2005.
(3)	Based on a total of 39,997,483 shares outstanding as of May 31, 2007.
(4)	Ms. Grinboim’s independent contractor services agreement was terminated on May 9, 2007.
(5)	Ms. Labandter was appointed Chief Financial Officer on May 9, 2007.

DESCRIPTION OF SECURITIES

As of the date of this prospectus, our authorized capital stock consists of 105,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value.

Common Stock

As of June 6, 2007 there were 39,997,483 shares of common stock outstanding held of record by 130 shareholders.

Holders of common stock are entitled to one vote. Holders have no specified dividend, preemptive, subscription, or liquidation rights. There is no preferred stock issued or outstanding.

Transfer Agent

Atlas Stock Transfer Corp., 5899 South State St. Salt Lake City, Utah 84107, serves as the Transfer Agent for the common stock.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for HOMI by its counsel, Schonfeld & Weinstein, L.L.P., 80 Wall Street, Suite 815, New York, New York 10005. HOMI utilizes office space of Schonfeld & Weinstein, L.L.P., counsel to HOMI, free of charge. Schonfeld & Weinstein, L.L.P. is a HOMI shareholder.

EXPERTS

Barzily & Co., our independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2006 as set forth in their report dated April 16, 2007. We have included our financial statements elsewhere in this prospectus and in the registration statement in reliance upon such report given on the authority of Barzily & Co. as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Delaware General Corporation Law, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On April 12, 2007, HOMI’s independent auditors, Kingery & Crouse, P.A. (Kingery & Crouse) resigned as such. During HOMI’s fiscal years ended December 31, 2004 and 2005, and interim periods March 31, 2006, June 30, 2006 and September 30, 2006, there were no disagreements with Kingery & Crouse on matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Kingery & Crouse would have caused Kingery & Crouse to make reference to such matters in connection with its reports

The resignation of Kingery & Crouse was accepted by the Board of Directors of HOMI on April 13, 2007.

Neither of Kingery & Crouse’s reports on the financial statements for the years ended December 31, 2005 and 2004 contained any adverse opinions or disclaimers of opinion and such reports were not qualified or modified as to uncertainty, audit scope or accounting principles.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In December 2003, Jacob Ronnel and Ariel Almog lent HOMI $150,000 under notes payable bearing interest at a fixed rate of 4%. A portion of the loans were converted into shares of HOMI common stock in February 2006; Mr. Ronnel converted $76,849 and Mr. Almog converted $98,229. The conversion rate for both notes was $0.25 per share. During each of the years ended December 31, 2005 and 2006, HOMI incurred interest of approximately $12,000 and $5,790, respectively under these loans.

Daniel Golan, the minority shareholder of HOMI South Africa (Proprietary) Limited granted a loan to us that had a balance of approximately $297,000 and $171,000 as of December 31, 2005 and 2006, respectively. The loan is linked to the South African Rand with annual interest of 10.5%. The loan term is indefinite with no fixed terms of repayment.

In November 2004 Avraham Bahry and Rodia Mihali each lent HOMI $350,000. Prior to their satisfaction, the loans had an initial term of six months (that was subsequently deferred), required interest at a fixed rate of 10% per annum, and were secured by a (i) general lien and security interest over all of our assets (except that such security position was subordinate to all pre-existing liens on such assets) and (ii) the pledge of 2,000,000 shares of our common stock owned by Jacob Ronnel, Ariel Almog and Blackborn Financial Consulting (1999) Ltd. HOMI had the right to satisfy the loans plus accrued interest through the issuance of its common stock at a price of $0.25 per share. Mr. Mihali’s loan was repaid in 2005, while Mr. Bahry’s loan was converted into shares of HOMI common stock at $.25 per share in February 2006.

During the years ended December 31, 2005 and 2006, the Company incurred interest of $72,000 and $27,000 under these notes. At December 31, 2006, we owed our stockholders approximately $252,000.

During the year ended December 31, 2005, we engaged a shareholder to provide certain consulting service under an agreement that allowed us to remunerate the consultant in cash and/or shares of our common stock. The initial agreement provided that the number of shares to be issued would be 37,500 per quarter; however this number of shares was subsequently reduced by 20% to 30,000 shares for Q3 and Q4 of 2005. In the first quarter of 2006, we made the decision to satisfy the amount owed of $68,000 for such consulting services through the issuance of 135,000 shares of our restricted common stock.

During the years ended December 31, 2005 and 2006, we incurred various related party expenses for the following:

Description	2005	2006
Research and Development services		147,000
Rent and office services	$-	$-
Directors’ fees and liability insurance	45,000	53,000
Consulting fees	242,000	169,000

Totals	$287,000	$231,000

SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

The following table sets forth information concerning the selling shareholders including:

•	The number of shares owned by each shareholders prior to this offering;

•	The total number of shares that are to be offered for each shareholder;

•	The total number of shares and the percentage of stock that will be owned by each shareholder upon completion of the offering.

All costs, expenses and fees in connection with the registration of the selling shareholders’ shares will be borne by us. All brokerage commissions, if any, attributable to the sale of shares by selling shareholders will be borne by such shareholders.

Selling Shareholders	Number of Shares of Common Stock held	Number of Shares being registered	Number of shares held after offering	% of class held after offering

Daniel Cohen	922,812	922,812	0	0.00%

TOTAL	922,812	922,812	0	0.00%

ADDITIONAL INFORMATION

HOMI has filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended with respect to the common stock offered hereby by shareholders. This prospectus omits certain information contained in the registration statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities, reference is hereby made to the Registration Statement and such exhibits filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

Copies of all or any portion of the registration statement may be obtained from the Public Reference Section of the Commission, upon payment of the prescribed fees. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Registration Statement. The address of the SEC's World Wide Web site is http://www.sec.gov.

Statements contained in this prospectus as to the contents of any contract or other documents referred to herein are not necessarily complete and. In each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified is all respect by such reference.

HOTEL OUTSOURCE MANAGEMENT

INTERNATIONAL INC.

AND ITS SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2006 AND 2005

INDEX

Page

Reports of Independent Registered Public Accounting Firms	F 2-3

Consolidated Balance Sheets	F 4-5

Consolidated Statements of Operations	F 6

Statement of Changes in Shareholders' Equity	F 7

Consolidated Statements of Cash Flows	F 9

Notes to the Consolidated Financial Statements	F 10-28

- - - - - - - - - - - - - - - - -

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and directors of Hotel Outsource International Management Inc. and subsidiaries:

We have audited the accompanying consolidated balance sheet of Hotel Outsource International Management Inc. and subsidiaries (the “Company”) as of December 31, 2006 and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2006, and the consolidated results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Barzily & Co.
Jerusalem, Israel

April 16, 2007

Jerusalem ,City Tower,34 Ben-Yehuda St. 94583 Tel: 972 - 2 - 6256341 Fax: 972 - 2 - 6231340 Tel-Aviv ,Shalom Tower,9 Ahad Ha’am St.65251 Tel: 972 - 3 - 5176383 Fax: 972 - 3 - 5176392	éøåùìéí, âãì ’òéø, øç' áï é’åã’ 34, 94583 èì': 6256341 - 02 ô÷ñ: 6231340 - 02 úì àáéá, âãì ùìåí,øç' àçã ’òí 9, 65251 èì': 5176383 - 03 ô÷ñ: 5176392 - 03

Barzily & Co. is a member of MSI, a network of independent professional firms
w w. w . b a r z i l y . c o . I l

LETTERHEAD OF KINGERY & CROUSE, P.A.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and directors of Hotel Outsource International Management Inc. and subsidiaries:

We have audited the accompanying consolidated balance sheet of Hotel Outsource International Management Inc. and subsidiaries (the “Company”) as of December 31, 2005 and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2005, and the consolidated results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Kingery & Crouse, P.A. s/s

April 17, 2006
Tampa, FL

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
US Dollars in thousands
		December 31,	December 31,
		2006	2005

ASSETS

CURRENT ASSETS:

Cash and cash equivalents		609	543
Short-term bank deposits		18	92
Trade receivables (net of allowance for doubtful accounts of $0.00 as of December 31, 2006 and 2005)		539	496
Other accounts receivable	3	163	172
Inventory		243	178

		1,572	1,481

LONG-TERM INVESTMENTS AND RESTRICTED CASH

Investments in affiliated companies	4	1,713	9
Severance pay fund		23	19

		1,736	28

PROPERTY AND EQUIPMENT, NET:	5

Minibars		4,236	4,024
Other property and equipment		91	85

		4,327	4,109

OTHER ASSETS:	6

Contract rights, net		37	43
Deferred expenses		66	61
		103	104

		7,738	5,722

The accompanying notes are an integral part of the consolidated financial statements.

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
US Dollars in thousands (except share data)
		December 31,	December 31,
	Note	2006	2005
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:

Current maturities of long-term loans from banks and others	9	332	279
Trade payables		252	281
Due to Bartech Systems International		-	76
Other accounts payable and accrued expenses	8	469	211

		1,053	847
LONG-TERM LIABILITIES:

Long-term loans from banks and others	9	1,116	2,282
Convertible notes	7	118	-
Accrued severance pay		31	19
Deferred taxes	14	10	11

		1,275	2,312

COMMITMENTS AND CONTINGENT LIABILITIES	10

MINORITY INTEREST		459	471

SHAREHOLDERS' EQUITY:

Share capital -	11
Preferred stock of $0.001 par value - Authorized: 5,000,000 shares as of December 31, 2006 and 2005; Issued and outstanding: 0 shares as of December 31, 2006 and 2005; Common stock of $0.001 par value - Authorized: 105,000,000 shares as of December 31, 2006 and 2005; Issued and outstanding: 39,967,937 shares as of December 31, 2006 and 30,447,522 shares as of December 31, 2005;		40	30
Additional paid-in capital		7,585	4,556
Accumulated other comprehensive income (loss)		52	(71)
Accumulated deficit		(2,726)	(2,423)

		4,951	2,092

		7,738	5,722

The accompanying notes are an integral part of the consolidated financial statements.

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
US Dollars in thousands (except share and per share data)
		Year ended December 31,
	Note	2006	2005

Revenues	12	3,261	2,814

Cost of revenues		(1,385)	(1,174)

Depreciation		(572)	(418)

Gross profit		1,304	1,222

Operating expenses:

Research and Development		(261)	-

Selling and marketing		(223)	(240)

General and administrative		(990)	(975)

Operating profit (loss)		(170)	7

Financial expenses, net	13	(132)	(318)

Other income, net		20	122

Loss before taxes on income		(282)	(189)

Tax benefit (Taxes on income)	14	(32)	27

Loss before equity in earnings of affiliated company and minority interests in losses of unconsolidated subsidiaries, net		(314)	(162)

Equity in earnings (losses) of an affiliated company		(3)	1

Minority interest in losses of subsidiaries, net		14	33

Net loss		(303)	(128)

Basic and diluted net loss per share		(0.008)	(0.004)

Weighted average number of shares used in computing basic and diluted net loss per share		38,098,371	29,781,745

The accompanying notes are an integral part of the consolidated financial statements.

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND ITS SUBSIDIARIES
STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
US Dollars in thousands (except shares data)

	Number of Shares of Common Stock	Common Stock Par Value	Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Other Comprehensive loss	Total
Balance as of December 31, 2004	28,834,880	29	3,491	45	(2,295)	-	1,270

Issuance of shares	1,612,642	1	1,065	-	-	-	1,066
Foreign currency translation adjustments	-	-	-	(116)	-	(116)	(116)
Net loss	-	-	-	-	(128)	(128)	(128)

Total comprehensive loss						(244)

Balance as of December 31, 2005	30,447,522	30	4,556	(71)	(2,423)	-	2,092

Issuance of shares	9,520,415	10	3,029	-	-	-	3,039
Foreign currency translation adjustments	-	-	-	123	-	123	123
Net loss	-	-	-	-	(303)	(303)	(303)

Total comprehensive loss						(180)

Balance as of December 31, 2006	39,967,937	40	7,585	52	(2,726)		4,951

The accompanying notes are an integral part of the consolidated financial statements.

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
US Dollars in thousands
	Year ended December 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(303)	(128)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	596	435
Compensation expense resulting from shares granted	-	15
Decrease in accrued severance pay, net	8	-
Accrued interest and linkage difference on loans, net	-	103
Interest and linkage differences in regard to shareholders	26	-
Deficit (equity) in earnings of an affiliated company	3	(1)
Capital gain on sale of property and equipment	-	(125)
Minority interest in losses of subsidiaries, net	(13)	(27)
Provision for deferred income taxes	-	(32)
Changes in assets and liabilities:
Increase in inventories	(61)	(19)
Increase in trade receivables	(28)	(246)
Decrease (Increase) in related party receivables	(6)	67
Decrease in other accounts receivable	21	93
Increase (decrease) in trade payables	(33)	101
Increase in other accounts payable and accrued expenses	216	114
Net cash provided by operating activities	426	350

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(803)	(1,641)
Proceeds from sales of property and equipment	-	310
Investment in an affiliated company	(120)	-
Short-term bank deposits, net	74	(58)
Net cash used in investing activities	(849)	(1,389)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of shares, net	927	1,051
Proceeds from long-term loans from banks and others, net of deferred expenses	106	1,249
Repayment of long-term loans from banks and others	(281)	(376)
Repayment of long-term loans from shareholders	(261)	(300)
Short-term bank credit, net	-	(324)
Net cash provided by financing activities	491	1,300

Effect of exchange rate changes on cash and cash equivalents	(2)	19

Increase in cash and cash equivalents	66	280

Cash and cash equivalents at the beginning of the year	543	263

Cash and cash equivalents at the end of the year	609	543

The accompanying notes are an integral part of the consolidated financial statements.

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
US Dollars in thousands
Supplemental disclosure of non-cash investing and financing activities and cash flow information:	Year ended December 31,
	2006	2005

Non-cash investing and financing activities:
Acquisition of property and equipment on short-term credit	-	76

Conversion of shareholders' loans to share capital.	569	-

Cash paid during the year for interest	130	141

Conversion of accounts payable to share capital	78	-

Investment in shares of an affiliate in exchange for shares issued by the Company net of issuance expenses	1,476	-

Payables in regard to investment in an affiliate	100	-

The accompanying notes are an integral part of the consolidated financial statements.

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 1:-  GENERAL

a.
Hotel Outsource Management International Inc. ("HOMI") was incorporated under the laws of Delaware on November 9, 2000. HOMI and its subsidiaries, as identified in Note 2 below, are engaged in the distribution, marketing and operation of computerized minibars in hotels located in Israel, Europe, South Africa and the United States.

HOMI registered 7,566,032 shares on the OTCBB and commenced trade on February 25, 2004.

b.
HOMI Israel was incorporated under the laws of Israel in 1997 and is a provider of services to hotels. HOMI Israel is the exclusive distributor of Bartech Systems International and Bartech Emea Sarl (together: "Bartech Int.") in Israel. Bartech Int. is a manufacturer of computerized minibars for hotels. Since inception, HOMI Israel has sold and installed computerized minibars in hotels.

In 1999, HOMI Israel expanded its scope of operations to purchasing minibars and signing exclusive outsourcing agreements with hotels for the provision and operation of the minibars. The hotels receive a monthly commission computed as a percentage of the revenues.

As discussed at Notes 16a and 16b, through February 13, 2007, HOMI Israel and its subsidiaries were dependent upon a sole supplier (Bartech Int.) to provide minibars custom built to their specifications. Subsequent to such date, the Company no longer is subject to such dependence on Bartech Int.
Hereinafter, HOMI and HOMI Israel will be referred to as "the Company".

c.	During 2006, the Company commenced research and development of minibar devices. See also Note 16c.

NOTE 2:-  SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("US GAAP").

a.	Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 2:-  SIGNIFICANT ACCOUNTING POLICIES (cont.)

b.	Financial statements in US dollars:

The majority of the Company's sales are in U.S. dollars or in dollar linked currencies. In addition, the majority of the Company's financing is received in US dollars. Accordingly, the Company has determined the US dollar as the currency of its primary economic environment and thus, its functional and reporting currency. Non-dollar transactions and balances have been remeasured into US dollars in accordance with Statement of Financial Accounting Standard No. 52 "Foreign Currency Translation" ("SFAS No. 52"). All transaction gains and losses from the remeasurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statements of operations as financial income or expenses, as appropriate.

The financial statements of foreign subsidiaries, whose functional currency is not the US dollar, have been translated into US dollars. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Statements of operations amounts have been translated using the average exchange rate for the period. The resulting translation adjustments are not included in determining net loss but are reported in a separate component of accumulated other comprehensive income (loss) in shareholders’ equity.

c.	Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its subsidiaries.

Subsidiary Name	Area	Ownership Percentage	Number of Minibars
HOMI Israel Ltd.	Israel	100%	1,787
Hotel Outsource Services, Inc.	U.S.A.	70% **	2,515
HOMI Europe Sarl	ROW*	100%	2,334
HOMI South Africa (Proprietary) Limited	South Africa	60%	868

* Through subsidiaries in Luxembourg, Malta, Italy, Germany, Australia and the U.K.
The subsidiary in Australia commenced its operations in June 2006.
The subsidiary in the United Kingdom commenced its operations in August 2006. Operation of this subsidiary was terminated at the end of December 2006.

** See also Note 16b.

Inter-company transactions and balances, including profits from inter-company sales not yet realized outside the group, have been eliminated in consolidation.

d.	Cash and cash equivalents:

The Company considers all highly liquid investments purchased with maturities of three months or less at the date acquired to be cash equivalents.

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 2:-  SIGNIFICANT ACCOUNTING POLICIES (cont.)

e.	Short-term bank deposits:

The Company classifies bank deposits with maturities of more than three months and less than one year as short-term deposits. Short-term deposits are presented at cost, including accrued interest.

f.	Inventory:

Inventories are stated at the lower of cost or market value. Inventory write-offs are provided to cover risks arising from slow moving items. Cost is determined using the "first-in, first-out" method. Inventories are composed of the food products and drinks sold at the minibars in hotels.

g.	Property and equipment:

Property and equipment are stated at cost net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, at the following annual rates:

%
Minibars	* 10
Computers and electronic equipment	15 - 33
Office furniture and equipment	7

* See Note 2u.

h.	Other assets:

Contract rights for operating minibars in hotels in South Africa are amortized using the straight-line method over the contracts periods with the hotels - 10 years.

Deferred expenses represent loan acquisition costs arising from the other long-term loan originated in 2005 and convertible notes payable issued in 2006 (see Note 6).

i.	Impairment of long-lived assets:

The Company's long-lived assets and certain identifiable intangibles are reviewed for impairment in accordance with Statement of Financial Accounting Standard No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144") whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. At December 2006, management believes that all of the Company’s long-lived assets are recoverable.

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 2:-  SIGNIFICANT ACCOUNTING POLICIES (cont.)

j.	Revenue Recognition, Accounts Receivable and Allowance for Doubtful Accounts:

Revenues from product sales derived from outsource activity (minibar's content), under the exclusive long-term revenue sharing agreements with hotels, net of the hotel’s portion, and revenues from disposal of minibars are recognized in accordance with Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB No. 101") and SAB No. 104 when delivery has occurred, persuasive evidence of an arrangement exists, the vendor’s fee is fixed or determinable and collectibles is probable.

The Company’s payment terms are normally net 15 days from invoicing. The Company evaluates its allowance for doubtful accounts on a regular basis through periodic reviews of the collectibility of the receivables in light of historical experience, adverse situations that may affect its customers’ ability to repay, and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. The Company performs ongoing credit evaluations of its customers and generally does not require collateral because (1) management believes it has certain collection measures in-place to limit the potential for significant losses, and (2) because of the nature of customers comprising the Company’s customer base. Accounts receivable are determined to be past due based on how recently payments have been received and bad debts are charged in the form of an allowance account in the period the receivables are deemed uncollectible. Receivables are written off when the Company abandons its collection efforts. To date, the Company has not experienced any material losses. An allowance for doubtful accounts is provided with respect to those amounts that the Company has determined to be doubtful of collection. No allowance was deemed necessary for the years ending December 31, 2006 and 2005.

k.	Investments in affiliates:

The investment in companies over which the Company can exercise significant influence (generally, entities in which the Company holds 20% to 50% of ownership or voting rights) is presented using the equity method of accounting. The Company generally discontinues applying the equity method when its investment (including advances and loans) is reduced to zero and it has not guaranteed obligations of the affiliate or otherwise committed to provide further financial support to the affiliate. Where the Company’s share of an affiliate’s losses is greater than the investment in such an affiliate and in which the Company has guaranteed obligations of the affiliate, the excess amount is presented as a liability.

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 2:-  SIGNIFICANT ACCOUNTING POLICIES (cont.)

l.	Research and Development costs are charged to operations as incurred.

m.	Accounting for stock based compensation:

Through December 31, 2005, the Company used Statement of Financial Accounting Standards No. 148 “Accounting for Stock-Based Compensation - Transition and Disclosure” (SFAS No. 148) to account for its stock based compensation arrangements. This Statement amended the disclosure provision of FASB Statement No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. As permitted by SFAS No. 123 and amended by SFAS No. 148, the Company continued to apply the intrinsic value method under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for its stock-based employee compensation arrangements.

In December 2004, the Financial Accounting Standards Board issued Statement Number 123 (“FAS 123 (R)”), “Share-Based Payments,” which was effective for the reporting period beginning on January 1, 2006. The Statement requires the Company to recognize compensation expense in an amount equal to the fair value of share-based payments such as stock options granted to employees. Since the Company did not have any share based arrangements as of January 1, 2006, the adoption of this Statement did not effect the Company’s consolidated financial statements.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provision of SFAS 123 and the Emerging Issues Task Force consensus in Issue No. 96-18 (“EITF 96-18”), “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services”.

n.	Income taxes:

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). This Statement prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary to reduce the amount of deferred tax assets to their estimated realizable value.

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 2:-  SIGNIFICANT ACCOUNTING POLICIES (cont.)

o.	Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade receivables. The majority of the Company's cash and cash equivalents is invested in interest bearing dollar and dollar-linked instruments or in NIS deposits and South African Rand bearing interest with major Israeli, US and South African banks. Such deposits in the United States may be in excess of insured limits and are not insured in other jurisdictions. Management believes that the financial institutions that hold the Company's investments are financially sound, and accordingly, minimal credit risk exists with respect to these investments.

The Company has no off-balance sheet concentration of credit risk, such as foreign exchange contracts or other foreign currency hedging arrangements.

p.	Severance pay:

The Company's liability for severance pay is calculated pursuant to Israeli severance pay law based on the most recent salary of the employees multiplied by the number of years of employment as of balance sheet date. Employees are entitled to one month's salary for each year of employment, or a portion thereof. The Company’s liability in Israel is fully provided by monthly deposits with insurance policies and by an accrual. The value of these policies is recorded as an asset in the Company’s balance sheet.

The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies, and includes immaterial profits.

Severance pay expenses for the years ended December 31, 2006 and 2005 amounted to $7 and $3, respectively.

q.	Basic and diluted net loss per share:

Basic net loss per share is computed based on the weighted average number of Common shares outstanding during each year. Diluted loss per share is computed based on the weighted average number of Common shares outstanding during each year, plus dilutive potential Common shares considered outstanding during the year, in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128").

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 2:-  SIGNIFICANT ACCOUNTING POLICIES (cont.)

r.	Fair value of financial instruments:

The financial instruments of the Company consist mainly of cash and cash equivalents, short-term bank deposits, trade receivables, other accounts receivable, trade payables, other accounts payable, convertible notes payable and long-term loans from banks and others.

In view of their short term nature, the fair value of the financial instruments included in working capital of the Company is usually identical, or close, to their carrying value. The fair value of long-term loans and convertible notes payable also approximates their carrying values since they have terms that approximate the prevailing market rates.

s.	Exchange rates:

Exchange and linkage differences are charged or credited to operations as incurred.
Exchange rates:

	31 December
	2006	2005
New Israeli Shekel (NIS)	$0.237	$0.217
EURO (EU)	$1.317	$1.183
South African Rand (SAR)	$0.143	$0.158
Australian Dollar (AU$)	$1.265
Pound Sterling (UK)	$0.510

	Year Ended 31 December
Increase (Decrease) in Rate of Exchange:	2006	2005
NIS	9.2%	(6.4%)
EU	11.3%	(13.2%)
SAR	(9.5%)	(11.2%)

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 2:-  SIGNIFICANT ACCOUNTING POLICIES (cont.)

t.	Impact of other recently issued accounting Standards:

In May 2005, the FASB issued SFAS Statement No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements” (SFAS 154). SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The provisions of SFAS 154 were effective for accounting changes and corrections of errors made in fiscal periods beginning after December 15, 2005.  The adoption of SFAS 154 did not have a material impact on the Company’s financial position or results of operations.

In November 2005, the FASB issued FSP FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“FSP 115-1 and 124-1”), which clarifies when an investment is considered impaired, whether the impairment is other than temporary, and the measurement of an impairment loss. It also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP 115-1 and 124-1 are effective for all reporting periods beginning after December 15, 2005. The adoption of this statement did not have a material effect on the Company’s consolidated financial statements.

NOTE 2:-  SIGNIFICANT ACCOUNTING POLICIES (cont.)

In February 2006, FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments". SFAS No. 155 amends SFAS No 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded   derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial   instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company's first fiscal year   that begins after September 15, 2006. SFAS No. 155 is not expected to have a material effect on the financial position or results of operations of the Company.

In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109" ("FIN 48"), which clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with FASB No. 109,"Accounting for Income Taxes". FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact of adopting FIN 48 and cannot yet determine the impact of its adoption until the first quarter of fiscal 2007.

In September 2006, the FASB issued Statement No. 157, "Fair Value Measurements". This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure about fair value measurement. The implementation of this guidance is not expected to have any impact on the Company's consolidated financial statements.

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

u.	Change of estimate:

Effective January 1, 2005 the Company decided to depreciate all of its minibars over a period of ten years and eliminate any consideration of residual value. Previously, the minibars were being depreciated over the lesser of ten years or the terms of the related hotel agreements (which generally approximated 8-10 years). Absent this change in estimate, the Company’s net loss would have increased by approximately $12 during the year ended December 31, 2005.

NOTE 2:-  SIGNIFICANT ACCOUNTING POLICIES (cont.)

v.	Advertising Costs

Advertising costs, which were insignificant during both of the years ended December 31, 2005 and 2006, are expensed as incurred.

x.	Reclassifications

Certain amounts in the 2005 financial statements have been reclassified to conform to the presentation in the 2006 financial statements.

NOTE 3:-  OTHER ACCOUNTS RECEIVABLE

	December 31,	December 31,
	2006	2005

Prepayment and other	116	68
Government authorities	26	91
Affiliated company	16	11
Shareholders	5	2

	163	172

The shareholder receivable at December 31, 2005 arose from a loan from a company controlled by the minority shareholder of HOMI South Africa (Proprietary) Limited.

NOTE 4:-  INVESTMENTS IN AFFILIATED COMPANIES

	December 31,	December 31,
	2006	2005

Total investments in affiliated companies	1,713	9

Composition:
Net equity as at purchase date (1)	1,708	1
Changes commencing with purchase date:
Accumulated profits	5	8

	1,713	9

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

(1)	Investment in Bartech Systems, Inc., a Delaware Corporation (“BSI”)
1.
On March 6, 2006 the Company entered into agreements with certain shareholders of BSI to purchase a total of 3,592,965 shares of BSI Common and Preferred shares for an equal number of the Company shares, which number of shares represented approximately 24% of BSI. At December 31, 2006, the Company had issued 3,365,714 shares of its common stock; the remaining shares were issued subsequent to December 31, 2006.

2.
On May 18, 2006, the Company entered into an agreement to acquire an additional 753,705 shares of BSI that constitutes approximately 5% of BSI shares. As consideration, the Company paid cash of $220 and agreed to issue an equal amount of its shares to the sellers. At December 31, 2006, the Company had not issued shares of its common stock. The shares were issued subsequent to December 31, 2006.

3.
On May 25, 2006 the Company signed an agreement to acquire 50,000 Preferred Shares of BSI using the proportional exchange rate of 1.2 shares of HOMI Common Stock for each share of BSI Preferred Stock. The Preferred Stock bears interest at the rate of 8% per annum and has no super-voting or other voting rights. At December 31, 2006, the Company had not issued shares of its common stock. The shares were issued subsequent to December 31, 2006.

Subsequent to balance sheet date, the abovementioned investments were sold at a gain. See Note 16a.

NOTE 5:-  PROPERTY AND EQUIPMENT, NET

	December 31,	December 31,
	2006	2005
Cost:
Minibars	5,761	5,139
Vehicle	27	27
Computers and electronic equipment	91	61
Office furniture and equipment	60	76

	5,939	5,303
Accumulated depreciation:
Minibars	1,525	1,115
Vehicle	15	10
Computers and electronic equipment	50	43
Office furniture and equipment	22	26

	1,612	1,194

Depreciated cost	4,327	4,109

Depreciation expenses amounted to $582 and $427 for the years ended December 31, 2006 and 2005, respectively. As for liens, see Note 10e.

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 6:-  OTHER ASSETS
	December 31,	December 31,
	2006	2005
Contract rights -
Cost	53	53
Accumulated amortization (1)	(35)	(28)
Effect of exchange rate change	19	18
	37	43
Deferred expenses -
Cost	78	66
Accumulated amortization (2)	(12)	(5)
	66	61
	103	104

(1)	Amortization expenses amounted to $7 for the year ended December 2006.
Also see Note 2h.
(2)	Deferred expenses in regard to loans received are amortized over the loan period of nine years.
Also see Note 7.

NOTE 7:-  CONVERTIBLE NOTES

The Company intends to issue, in a private offering, a principal amount of up to $3 million in 8% Convertible Notes.
During September 2006, the Company signed a Memorandum of Understanding (hereinafter - "MOU") with another company whereby the other company will provide the Company with professional services to raise the necessary amount in return for a consideration of 10% commission on the amount thus raised.

During December 2006, the Company raised an amount of $118. Subsequent to balance sheet date, an additional amount of $230 was raised.
Deadline for the first installment, intended to raise an amount of $1 million, was extended several times. Subsequent to balance sheet date, the MOU was amended on February 28, 2007. A draft extension is in the process of being signed. According to this draft, the extension will be as follows, with the rest of the MOU remaining unchanged.

a.	The total amount of financing which the other company will try to raise pursuant to the Notes is hereby reduced from an amount of $3 million to an amount of $1 million.
b.
The other company will have until 31 March 2007 (the "End Date") to try, on a best efforts basis, to complete this financing up to the $1 million total. Subject to each party, in its discretion, consenting to such extension, the End Date and any extension thereof, may be extended by additional periods, of one month each, by letter of extension signed by both parties. The term of the MOU shall be defined as the term ending upon the End Date, or any extension thereof, as applicable.

Terms of the Notes:
The Notes shall bear interest ("the Interest") at the rate of 8% per annum.
The Notes shall exist for a period of 48 months. Payments will be made according to the following schedules:

a.	Interest - Interest due will be paid on a quarterly basis starting on the first quarter of the original issuance.

b.	Principal - Principal due will be paid in eight equal quarterly installments starting on the first quarter of the third year following the Initial Issuance.

c.	Conversion Term - Conversion term, between 1-4 years, as defined in the agreement, with the conversion price varying from $0.5 - $0.8 per share, in accordance with the conversion dates.
For the purposes of the Conversion Term, the "Effective Date" shall mean the later of (i) 1 March, 2007 or (ii) the date of issue of the Note.

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 8:-  OTHER ACCOUNTS PAYABLE AND ACCRUED EXPENSES
	December 31,	December 31,
	2006	2005
Accrued expenses (includes an amount of $147 thousand to related parties)	249	39
Government authorities and others	77	53
Other	61	-
Related parties	54	102
Employees and payroll accruals	28	17
	469	211

NOTE 9:-  LONG-TERM LOANS FROM BANKS AND OTHERS
a. Composed as follows:
	Annual interest rates	December 31, 2006	December 31, 2005
From Banks:
In Rand	10.8%	113	211
In US dollar (3)	10%	110	220
In NIS	8%	-	6

		223	437

From others (1)		973	1,057

		1,196	1,494

From Shareholders (2)		252	1,067

Total		1,448	2,561

Less - current maturities (includes an amount of $48 from shareholders)		(332)	(279)

		1,116	2,282

(1)
In March and June, 2005 the Company and the subsidiary in U.S. received from Horizon Challenges Investment Company Ltd. (“Horizon”) loans in the total amount of $1.1 million, which Horizon undertook to provide to the Company (“the Financing”), pursuant to the Financing Agreement between them, dated as of March 1, 2005, as amended by the parties thereto, as reported by the Company on May 17, 2005 (the “Amendment”). Pursuant to the Amendment, the amount of financing which the parties had originally agreed would be provided by Horizon was reduced from $10 million to $1.1 million, after Horizon notified the Company that it does not have funds available to make the loans required by the Company. The possible grant of Options to Horizon for the purchase of the Company’s shares was cancelled. The loans bear interest at the rate of 11.67% and are to be repaid in monthly installments for nine years. The loans are secured by a lien on all minibars in respect of which the loan was received, and a security interest and assignment of a portion of the Company’s and/or its subsidiaries’ monthly revenues from those minibars, in the amount required to pay each month’s repayments on all outstanding loans, principal plus interest.

(2)	Shareholders' balance is composed as follows:

See Note 15d and 15e	81	770
See Note 15g	171	297

	252	1,067

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 9:-  LONG-TERM LOANS FROM BANKS AND OTHERS (cont.)

(3)
The note requires monthly principal and interest payments of approximately $11,000 through December 1, 2007, at which time any remaining principal and interest is due. The loan is secured by funds deposited in such bank by a shareholder, as well as a first security position in the minibars purchased with the proceeds of the loan and all accounts and contract rights arising from the agreement with the hotel in which the minibars are located. In the event the Company defaults on the loan, the shareholder may require the bank to assign him its rights and security interests in the loan.

Substantially all of the Company’s assets are pledged as collateral for other notes payable.

b.	Aggregate maturities of long-term loans from banks and others for years subsequent to December 31, 2006 are as follows:

Year	Amount

2007	284
2008	134
2009	113
2010	127
2011	143
2012 and thereafter	395

1,196

NOTE 10:-  COMMITMENTS AND CONTINGENT LIABILITIES

a.
The Company and its affiliate have contractual obligations to hotels in regard to operating minibars in hotel rooms. The Company and its affiliate own most of these minibars. Several hotels have a contractual purchase option granted which allows them to purchase and operate the minibars during the agreement period and receive a reduction in the purchase price relative to the term of the operating agreement that has already elapsed.

b.
As of balance sheet date, Bartech Int., holder of 30% of the subsidiary in the USA (HOS), will not refer outsource leads in the United States to any person other than HOS and will not, without the Company’s consent, knowingly sell, rent or license its minibars in the United States to any person who intends to use them in outsource for hotels; provided, that Bartech Int. may refer outsource leads or sell, rent or license minibars to hotels (i) which have pre-existing relationships with outsource vendors other than HOS, or (ii) to which HOS is not able or not willing to provide outsource.

NOTE 10:-  COMMITMENTS AND CONTINGENT LIABILITIES (cont.)

As part of the shareholders agreement, the minority shareholders (Bartech Int.) were awarded several consent rights in regard with certain transactions such as disposition of assets and capital raising issues. The shareholders' agreement does not provide Bartech Int. with any consent rights regarding operational issues such as approval of annual budget and executive compensation or employment of management personnel.

HOS purchases minibars from Bartech Int. at a 15% discount from its then current US price list.

On October 1, 2001 an option was granted that, subsequent to installation of at least 5,000 minibars in hotels in the United States by HOS and for a period of 60 months thereafter, Bartech Int. shall have the option to purchase all shares issued by HOS for a price that shall reflect the value of the United States subsidiary according to the higher of (a) $2.25 multiplied by the number of minibars operated by HOS (minimum of $11,250) or (b) HOS net after tax income, determined in accordance with United States generally accepted accounting principles, for the 12 full months completed prior to the month the option is exercised, multiplied by 15.

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

Subsequent to balance sheet date, the agreement was terminated (see Note 1 and Note 16b).

c.
In April 2003, the Company signed a 10 year agreement with Bartech Int. according to which the Company will provide outsource services to hotels on an exclusive basis, in all European and other territories in which Bartech Int. is active using Bartech Int. minibars which the Company will purchase from Bartech Int.

d.
Shareholders of the Company gave unlimited personal guarantees to a bank in respect of the Company liabilities. Total liabilities of the Company to the bank as of December 31, 2006 were in the amount of approximately $0 and $6 as of December 31, 2005.

e.
Liens have been placed on all Company assets, including rights to receive amounts due from customers, in favor of banks, as security for amounts due. Total liabilities that are secured by these liens as of December 31, 2006 and 2005 amount to approximately $1,083 and $1,167, respectively.

f.	Liens on behalf of the loan received from Horizon - see Note 9(a)(1).

g.	Liens placed by shareholders - see Note 15e.

h.	Rent expense

The Company’s operations are based primarily at hotels in which it conducts its outsource operations. Most of the hotels allow the Company to utilize office space free of charge. In addition, the Company’s US counsel (who is also a stockholder) allows the Company to use their office as their corporate headquarters at no charge. No amounts have been reflected as rent expense in the accompanying consolidated statements of operations for the value of this rent because of its insignificance. In addition, the Company rents space under various month to month arrangements for certain facilities. During the years ended December 31, 2006 and 2005, rent expense approximated $32 and $32, respectively.

NOTE 11:-  SHAREHOLDERS’ EQUITY

Shareholders’ Rights:

In the reverse acquisition, the historical outstanding shares of the legal acquirer are deemed to be the shares issued by the accounting acquirer.

The common shares confer upon the holders the right to receive a notice to participate and vote in the general meetings of the Company and to receive dividends, if and when declared.

Preferred shares rights are yet to be determined.

Stock Option

A shareholder had an option to exercise 1,000,000 shares at $0.50 per share. He did not exercise this option which expired as of November 30, 2005.

Issuances of Shares in 2005

On January 24, 2005 the Company issued 226,771 shares of Common stock to five individuals, net proceeds amounted to $172. On May 31, 2005 the Company issued 23,100 shares of Common stock to one individual, net proceeds as compensation for services amounted to $15. On June 2, 2005 the Company issued 861,540 shares of Common stock to IIBD Limited, a British Virgin Islands corporation, net proceeds amounted to $560. On July 6, 2005 the Company issued 182,000 shares of Common stock to five individuals, net proceeds amounted to $137. On October 6, 2005 the Company issued 279,231 additional shares of Common Stock to IIBD Limited, net proceeds amounted to $181.

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

Consulting Services Satisfied in Stock

During the year ended December 31, 2005, the Company engaged a shareholder to provide certain consulting service under an agreement that allowed the Company to remunerate the consultant in cash and/or shares of its common stock. The initial agreement provided that the number of shares to be issued would be 37,500 per quarter , however this number of shares was subsequently reduced by 20% to 30,000 shares for Q3 and Q4 of 2005. Subsequent to December 31, 2005, the Company made the decision to satisfy the amount owed for such consulting services ($68) to this shareholder through the issuance of 135,000 shares of its restricted common stock.

On February 10, 2006 the Company completed an offering of 6,000,000 shares of its Common Stock. Pursuant to the terms of this offering, for each 5,028 shares held as of the record date, existing shareholders of the Company were able to purchase one new share of Common Stock at $0.25 per share. Shareholders subscribed for the full amount of shares providing the Company with gross offering proceeds of $1,500 (including approximately $650 arising from the conversion of shareholder loans).

As to issuance of 3,365,714 shares in return for investment in BSI, see Note 4 (1).

NOTE 12:-  CUSTOMERS AND GEOGRAPHIC INFORMATION

The Company manages its business on a basis of one reportable segment (see Note 1 for a brief description of the Company’s business) and follows the requirements of Statement of Financial Accounting Standard No. 131 "Disclosures About Segments of an Enterprise and Relation Information" ("SFAS No. 131").

a.	Major customers’ data as a percentage of total sales to unaffiliated customers:
	Year ended December 31,
	2006	2005

Customer A	8.2%	8.9%
Customer B	3.6%	5.8%
Customer C	9.4%	11.4%
Customer D	8.4%	8.9%
Customer E	11.2%	13.4%
Customer F	6.3%	7.2%

b.	Breakdown of Consolidated Sales to unaffiliated Customers according to Geographic Regions:
	Year ended December 31,
	2006	2005

Israel	21%	20%
South Africa	11%	16%
USA	33%	41%
Europe	35%	23%
Total	100%	100%

c.
As of December 31, 2006, $576 of the consolidated long-lived assets were located in South Africa, $290 were located in Israel, $1,914 in the USA and $1,547 in ROW. As of December 31, 2005, $738 of the consolidated long-lived assets were located in South Africa, $330 were located in Israel, $2,188 in the USA and $853 in Europe.

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 13:-  FINANCIAL EXPENSES, NET

	Year ended December 31,
	2006	2005

Interest on long-term loans from banks and others, net (1)	130	306
Other, net	2	12

	132	318
  (1) As for financial expenses to shareholders, see Note 15a.

NOTE 14:-  INCOME TAXES

a.	Corporate tax structure:
Taxable income of Israeli companies is subject to tax at the rate of 34% in 2005, 31% in 2006, 29% in 2007, 27% in 2008, 26% in 2009 and 25% in 2010 and thereafter.

The South African subsidiary is subject to a 29% corporate tax rate. The US subsidiary is subject to a 15% -35% corporate tax rate. Subsidiaries in Europe are subject to 35% - 45% corporate tax rate (in Germany, corporate and business tax calculation is based on company’s EBITDA).The Australia subsidiary is subject to 30% corporate tax rate.

b.
Pursuant to the Income Tax (Inflationary Adjustments) Law - 1985, results for tax purposes in Israel are measured in real terms, in accordance with changes in the Israeli Consumer Price Index. However, Paragraph 9(f) of Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes", prohibits the recognition of deferred tax liabilities or assets that arise from differences between the financial reporting and tax bases of assets and liabilities that are remeasured from the local currency into US dollars using historical exchange rates and that result from changes in exchange rates or indexing for tax purposes.

c.
The subsidiary in the US is subject to both federal and state tax. The federal tax is determined according to taxable income, for the first $50 taxable income the rate is 15%. In addition, a 9.3% California state tax is applicable.

d.	As of December 31, 2006 HOMI Israel Ltd. and a subsidiary in Israel had approximately $668 Israeli net operating loss carry forwards. The loss carry forwards in Israel have no expiration date.

As of December 31, 2006, HOMI and HOS had approximately $2,075 net operating loss carry forwards. Utilization of US net operating losses may be subject to substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitations may result in the expiration of net operating losses before utilization.

As of December 31, 2006 the South African subsidiary had net operating losses carry forwards of $122.
As of December 31, 2006 the Subsidiary in Australia had net operating losses carry forwards of $85 .

e.	Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company and its subsidiary’s deferred tax assets and liabilities are as follows:

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

	December 31,	December 31,
	2006	2005
Operating loss carry forwards	967	864
Temporary differences in regard to expenses and property	(165)	(163)

Net deferred tax asset before valuation allowance	802	701
Valuation allowance	(812)	(712)

Net deferred tax (foreign)	(10)	(11)

As of December 31, 2006, the Company and its subsidiaries have provided valuation allowances of $938 in respect of deferred tax assets resulting from tax loss and temporary differences. Management currently believes that it is more likely than not that the deferred tax regarding the loss carry forwards and other temporary differences will not be realized in the foreseeable future. Deferred tax liability is presented in long-term liabilities. The valuation allowance increased by approximately $100 and $382, during the years ended December 31, 2006 and 2005, respectively.

f.	Composition of tax benefit (taxes on income):
	Year ended December 31,
	2006	2005
Current taxes	(33)	(5)
Deferred taxes	1	32

	(32)	27
g.	Breakdown of losses (income) before taxes:
Israel	(27)	15
South Africa	3	112
USA	384	91
Europe	(78)	(29)

Total	282	189

NOTE 15:-  RELATED PARTIES

a.	The following transactions with shareholders are included in the financial statements for 2006:

Research and Development	147

General and administrative	465

Financing Expenses	27

During the year ended December 31, 2005, general and administrative expenses also included related party consulting expenses of $242.

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

b.	Guarantees and participation of shareholders - see Note 10d.

c.	During the years 2006 and 2005, an affiliated company paid the Company, reimbursement of expense and management fees in the amount of $20 and $30, respectively.

As for balances as of December 31, 2006 - see Note 3 and Note 8.

d.
In December 2003 the Company entered into agreement with two shareholders pursuant to which each agreed to lend the Company $150 under notes payable bearing interest at a fixed rates of 4%. The loans, were converted into shares of the Company’s common stock in 2006. During the year ended December 31, 2005, the Company incurred interest of $12 under these loans. Because the loans were converted to equity, they were reflected as non-current in the accompanying 2005 consolidated balance sheet.

e.
In November 2004 the Company entered into agreements with two shareholders pursuant to which each agreed to lend the Company $350. Prior to their satisfaction, the loans had an initial term of six months (that was subsequently deferred), required interest at a fixed rate of 10% per annum, and were secured by a (i) general lien and security interest over all of the Company’s assets (except that such security position was subordinate to all pre-existing liens on such assets) and (ii) the pledge of 2,000,000 shares of the Company’s common stock owned by certain other shareholders. The Company had the right to satisfy the loans plus accrued interest through the issuance of its common stock at a price of $0.25 per share, and such right was exercised in 2006 for the note balance owed at December 31, 2006 (one of the loans was paid in 2005)

f.	As to shareholder stock based compensation see note 11.

g.
The minority shareholder of the Company’s South African subsidiary granted a loan to the subsidiary amounting to $297 as of December 31, 2005 and $171 as of December 31, 2006 (see Note 9a). The loan is linked to the South African Rand with annual interest of 10.5%. The loan term is indefinite with no fixed terms of repayment. Despite this, these loans have been classified as long-term, as this shareholder has confirmed that repayment will not be required during 2007.

h.
Directors' fees are in the amounts of $20 and $12 for the years 2006 and 2005, respectively and directors' insurance expenses are in the amount of $38 and $33 for the years 2006 and 2005, respectively.

i.
During the year ended December 31 2005, the Company incurred interest of $72 under the notes discussed at e, f, and g. At December 31, 2005, other accounts payable and accrued expenses included approximately $52 owed to various stockholders for accrued interest.

NOTE 16:-  SUBSEQUENT EVENTS

a.
On February 13, 2007, HOMI sold all of the 4,078,072 shares of common stock and 200,000 shares of preferred stock which it held in Bartech Systems International ("BSI") to Eurogest Foundation, a Vaduz, Liechtenstein Corporation ("Eurogest"), at a price of $0.55 per share, for the total sale price of $ 2,352,940, which was paid to HOMI by Eurogest.

The sale of HOMI's shares in BSI results in a cash flow infusion of approximately $2.35 million for HOMI, and an estimated profit of approximately $250 (when taking into account future shares to be issued to shareholders of BSI, against the investment).

b.
On February 13, 2007, HOMI together with several HOMI subsidiaries (collectively, the "HOMI Companies"), entered into a series of agreement with BSI and a subsidiary of BSI (collectively, "BSI Companies"), pursuant to which the HOMI Companies and the BSI Companies settled and resolved all outstanding disputes between them.

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
US Dollars in thousands

NOTE 16:-  SUBSEQUENT EVENTS (cont.)

In addition to mutual waivers and releases, the key elements of the settlement were as follows:
BSI sold to Hila International Corp. ("Hila"), one of the HOMI Companies, all the shares and rights of BSI in Hotel Outsource Services, Inc. ("HOS"), a HOMI Company that was previously owned jointly by BSI (30%) and Hila (70%). As a result, HOS is now an indirectly wholly owned subsidiary of HOMI, and the previously existing stockholders agreement in HOS has been terminated and voided, with no surviving provisions. The purchase price paid by Hila for all of BSI's shares and rights in HOS was the nominal sum of $1.

Hila and BSI have given notice of discontinuance, with prejudice, of the arbitration proceedings that were pending between them before the American Arbitration Association.

BSI has granted the HOMI Companies preferred customer terms on any future purchases that HOMI Companies may make from BSI Companies, for a minimum and revolving term. Aside from these preferred terms, all non-competition restrictions, exclusivity provisions and all prior agreements between HOMI Companies and BSI Companies have been terminated and voided, with no remaining provisions.

Purchase by Hila of the 30% of HOS that was previously held by BSI as mentioned above, will result in an estimated profit of approximately $450.

c.	On March 13, 2007, HOMI published a report stating as follows:

The Company entered the pre-production phase of its new, computerized minibar with accurate billing, currently named "HOMI 336," after completing its research and development.

Production of the HOMI 336 is expected to commence in the second quarter of 2007, with pilot installations scheduled for the second - third quarters of 2007.

Features of the new minibar include a modern design with a transparent door; mechanism against mistaken charges; substantially lower operating costs; no need for infrastructure at the hotel.

HOMI intends to offer the new range of products under various business models, including rent, straight sale, or installation and outsource operation.

NOTE 17:-  GAIN ON SALES OF PROPERTY AND EQUIPMENT

During the year ended December 31, 2005, the Company recognized gains on sales of certain property and equipment, most notably from a gain on the sale of certain minibars. The gain resulted from the termination of the contract with the owner of the Stanhope Park Hyatt NY (the “Hyatt”). As a result, in January 2005, in accordance with such agreement, the Hyatt purchased the mini-bars for $275, which resulted in the Company recognizing a gain on sale of $105.

NOTE 18:-  SHORT-TERM BANK CREDIT

At December 31, 2004, the Company had an authorized credit line from a bank in the amount of $35, denominated in New Israeli Shekels (NIS) that required interest at the rate of Prime + 3%, as well as quarterly fees for maintaining such credit line at the rate of 0.375% of the maximum amount of the loan. An amount of $48 was outstanding at December 31, 2004. The line, which was personally guaranteed by one of the Company’s stockholders, expired on March 31, 2005.

In addition, at December 31, 2004, the Company had a credit line from a bank, denominated in South African Rand that required interest at the rate of 11%. An amount of $311 was outstanding at December 31, 2004. Advances under the line, which expired in 2005, were collateralized by mini-bars having a net book value of approximately $825 at December 31, 2004.

HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.
FORM 10-QSB
March 31, 2007

INDEX

PART I - FINANCIAL INFORMATION	PAGE

Item 1 - CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Balance Sheets -
March 31, 2007 and December 31, 2006	2-3

Statements of Operations -
Three months ended March 31, 2007 and 2006	4

Statements of Cash Flows -
Three months ended March 31, 2007 and 2006	5

Notes to Financial Statements	6-11

F-1

CONSOLIDATED BALANCE SHEETS

US Dollars in thousands

	March 31,	December 31,
	2007	2006
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS:

Cash and cash equivalents	2,775	609
Short-term bank deposits	23	18
Receivables:
Trade (net of allowance for doubtful accounts of $0.00 as of March 31, 2007 and December 31, 2006)	526	539
Other	164	163
Inventories	212	243

Total current assets	3,700	1,572

LONG-TERM INVESTMENTS AND RESTRICTED CASH:
Investments in affiliated companies	7	1,713
Severance pay fund	23	23

	30	1,736

PROPERTY AND EQUIPMENT, NET:
Minibars	4,215	4,236
Other property and equipment	76	91

	4,291	4,327

OTHER ASSETS:
Contract rights, net	29	37
Deferred expenses, net	75	66

	104	103

TOTAL	8,125	7,738

The accompanying notes are an integral part of the consolidated financial statements.
F-2

CONSOLIDATED BALANCE SHEETS

US Dollars in thousands (except share data)
	March 31,	December 31,
	2007	2006
LIABILITIES AND SHAREHOLDERS' EQUITY	(Unaudited)	(Audited)

CURRENT LIABILITIES:

Current maturities of long - term loans from banks and others	330	332
Trade payables	211	252
Other accounts payable and accrued expenses	365	469

Total current liabilities	906	1,053

LONG-TERM LIABILITIES:

Long-term loans from banks and others	1,037	1,116
Convertible notes	264	118
Accrued severance pay	32	31
Deferred taxes	33	10

Total liabilities	1,366	1,275

MINORITY INTEREST	(13)	459

SHAREHOLDERS' EQUITY:
Preferred stock of $0.001 par value, 5,000,000 shares authorized; zero shares issues and outstanding	-	-
Common stock, $.001 par value; 105,000,000 shares authorized; 39,977,937 and 39,967,937 shares issued and outstanding as of March 31, 2007 and December 31, 2006, respectively	40	40
Additional paid-in capital	7,589	7,585
Common stock subscribed	367	-
Accumulated other comprehensive income	65	52
Accumulated deficit	(2,195)	(2,726)

Total shareholders’ equity	5,866	4,951

TOTAL	8,125	7,738

The accompanying notes are an integral part of the consolidated financial statements.

F-3

CONSOLIDATED STATEMENTS OF OPERATIONS

US Dollars in thousands (except share and per share data)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2007	March 31, 2006
	(Unaudited)	(Unaudited)

Revenues	799	647

Costs of revenues:

Depreciation	(149)	(128)

Other	(376)	(264)

Gross profit	274	255

Operating expenses:

Selling and marketing	(74)	(47)

Research and development	(45)	-

General and administrative	(322)	(222)

Operating loss	(167)	(14)

Other income (expense):

Interest and foreign currency translation expenses, net	(27)	(40)

Other income, net (see Notes 1 and 5)	739	22

Income (Loss) before taxes on income	545	(32)

Provision for income taxes	(13)	(2)

Income (Loss) before equity in earnings of affiliated company and minority interests in losses of subsidiaries, net	532	(34)

Equity in earnings of an affiliated company	1	1

Minority interests in net losses (income) of subsidiaries, net	(2)	8

Net Income (loss)	531	(25)

Basic and diluted net profit (loss) per share	0.013	(0.001)

Weighted average number of shares used in computing basic and diluted net profit( loss) per share	39,974,604	33,795,129

The accompanying notes are an integral part of the consolidated financial statements.
F-4

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

US Dollars in thousands
For the Three Months Ended March 31,
	2007	2006
	Unaudited	Unaudited
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	531	(25)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Gain on sale of investment	(275)	-
Depreciation and amortization	158	132
Increase in accrued severance pay, net	1	2
Accrued interest and linkage difference on loans, net	2	14
Interest and linkage differences in regard to shareholders	5	-
Equity in earnings of an affiliated company	(1)	(1)
Minority interest in results of subsidiaries, net	2	(8)
Provision (benefit) for deferred income taxes	23	(4)
Other income	(474)	-
Changes in assets and liabilities:
Decrease (increase) in inventories	31	(6)
Decrease in trade receivables	14	95
Decrease (increase) in other accounts receivable	(1)	9
Decrease in trade payables, other accounts payable and accrued expenses	(140)	(54)
Net cash provided by (used in) operating activities	(124)	154

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of shares	2,353	-
Purchases of property and equipment	(119)	(393)
Short-term bank deposits, net	(5)	62
Net cash provided by (used in) investing activities	2,229	(331)

CASH FLOWS FROM FINANCING ACTIVITIES:

Issuance of shares, net	-	914
Proceeds from long-term loans from banks and others, net of deferred expenses	134	-
Repayment of long-term loans from banks and others	(69)	(74)
Repayment of long-term loans from shareholders	(5)	(94)
Net cash provided by financing activities	60	746

Effect of exchange rate changes on cash and cash equivalents	1	(2)

Change in cash and cash equivalents	2,166	567
Cash and cash equivalents at the beginning of the period	609	543
Cash and cash equivalents at the end of the period	2,775	1,110
Supplemental Disclosure of Cash Flow Information and Non-Cash Transactions:
Cash paid during the period for interest	30	18
Cash paid during the period for income taxes	-	-
Conversion of liabilities to shareholders’ equity	-	565
Investment in share of an affiliate in exchange for shares issued by the Company	371	-

F-5

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

US Dollars in Thousands

NOTE 1:-	NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Hotel Outsource Management International Inc. ("HOMI") was incorporated under the laws of Delaware on November 9, 2000. HOMI and its subsidiaries, as identified below, are engaged in the distribution, marketing and operation of computerized minibars in hotels located in Israel, Europe, South Africa and the United States.

The consolidated financial statements include the accounts of HOMI and the following subsidiaries (collectively, the “Company”):

Subsidiary Name	Area	Ownership Percentage	Number of Minibars
HOMI Israel Ltd.	Israel	100%	1,787
HOMI USA *	U.S.A	100%	2,515
HOMI Europe SARL	ROW	100%	2,334
HOMI South Africa (Proprietary) Limited	South Africa	60%	868

* Previous name - Hotel Outsource Services, Inc. (HOS)

HOMI Europe SARL owns subsidiaries in Australia (which was dormant during the quarter ended March 31, 2006), Luxembourg, Malta, Italy and Germany and the United Kingdom. The operations of the United Kingdom commenced in August 2006 and had ceased as of January 31, 2007.

Substantially all of the minority interest in the accompanying 2006 consolidated balance sheet arose from a 30% investment by Bartech Systems International, Inc. (“Bartech” or “BSI”) in HOMI USA, Inc., (“HOMI USA””) formerly known as Hotel Outsource Services, Inc. In July 2006, Hila International, Inc., a wholly owned subsidiary of the Company, filed a Demand for Arbitration and Statement of Claim with the American Arbitration Association. The claim was based on Hila's allegation that Bartech breached the Stockholders Agreement between Hila and Bartech dated October 2001.

On February 13, 2007, HOMI together with several HOMI subsidiaries (collectively, the "HOMI Companies"), entered into a series of agreement with Bartech and one of its subsidiaries pursuant to which all outstanding disputes between the companies were resolved and settled. In addition to mutual waivers and releases, the key elements of the settlement were as follows:

▪
Bartech sold to Hila all its rights and shares in HOMI USA as a result, HOMI USA became a wholly owned subsidiary of HOMI, and the previously existing stockholders agreement for HOMI USA has been terminated and voided, with no surviving provisions. The purchase price paid by Hila for all of Bartech’s shares and rights in HOMI USA was 1 dollar, which resulted in a gain of approximately $470 during the quarter ended March 31, 2007.

F-6

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

US Dollars in Thousands

▪	Hila and Bartech have given notice of discontinuance, with prejudice, of the arbitration proceedings that were pending between them before the American Arbitration Association.

▪
Bartech has granted the HOMI Companies preferred customer terms on any future purchases that HOMI Companies may make from Bartech for a minimum and revolving term. Aside from these preferred terms, all non-competition restrictions, exclusivity provisions and all prior agreements between HOMI Companies and Bartech have been terminated and voided, with no remaining provisions.

The Company has contractual obligations to hotels in regard to operating minibars in hotel rooms. The Company owns most of these minibars. Several hotels have a contractual purchase option granted which allows them to purchase and operate the minibars during the agreement period and receive a reduction in the purchase price relative to the term of the operating agreement that has already elapsed.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in accordance with U.S. generally accepted accounting principles for interim financial information and the instructions to Form 10-QSB and item 310 under subpart A of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America. In the opinion of management, all adjustments (consisting of normal and recurring adjustments) necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected for the year ended December 31, 2007. The accompanying consolidated financial statements and the notes thereto should be read in conjunction with our audited consolidated financial statements as of and for the year ended December 31, 2006 included elsewhere in this prospectus.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions management is required to make. Estimates that are critical to the accompanying consolidated financial statements relate principally to depreciation and recoverability of long lived assets. The markets for the Company’s products are characterized by intense price competition, rapid technological development, evolving standards and short product life cycles; all of which could impact the future realization of its assets. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary. It is at least reasonably possible that management’s estimates could change in the near term with respect to these matters.
F-7

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

US Dollars in Thousands

Financial statements in US dollars

The majority of the Company's sales are in U.S. dollars or in U.S. dollar linked currencies. In addition, the majority of the Company's financing is received in US dollars. Accordingly, the
Company has determined the U.S. dollar is the currency of its primary economic environment and thus, its functional and reporting currency. Non-dollar transactions and balances have been remeasured into US dollars in accordance with Statement of Financial Accounting Standard No. 52 "Foreign Currency Translation". All transaction gains and losses from the remeasurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statement of operations.

The financial statements of foreign subsidiaries, whose functional currency is not the US dollar, have been translated into US dollars. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Statements of operations amounts have been translated using the average exchange rate for the period. The resulting translation adjustments are not included in determining net loss but are reported as a separate component of accumulated other comprehensive income (loss) in shareholders’ equity.

Investment in affiliate

The investment in companies over which the Company can exercise significant influence (generally, entities in which the Company holds 20% to 50% of ownership or voting rights) is presented using the equity method of accounting. The Company generally discontinues applying the equity method when its investment (including advances and loans) is reduced to zero and it has not guaranteed obligations of the affiliate or otherwise committed to provide further financial support to the affiliate. Where the Company’s share of an affiliate’s losses is greater than the investment in such an affiliate and in which the Company has guaranteed obligations of the affiliate, the excess amount is presented as a liability.

R&D expenses

Research and development expenses are charged to the statement of operations upon inception.
Costs and acquisitions related to pre-production, tooling, forms, etc. are charged to fixed assets.

Stock based compensation

Through December 31, 2005, the Company used Statement of Financial Accounting Standards No. 148 “Accounting for Stock-Based Compensation - Transition and Disclosure” (SFAS No. 148) to account for its stock based compensation arrangements. This Statement amended the disclosure provision of FASB Statement No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. As permitted by SFAS No. 123 and amended by SFAS No. 148, the Company continued to apply the intrinsic value method under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for its stock-based employee compensation arrangements.
F-8

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

US Dollars in Thousands

In December 2004, the Financial Accounting Standards Board issued Statement Number 123 (“FAS 123 (R)”), “Share-Based Payments,” which was effective for the reporting period beginning on January 1, 2006. The Statement requires the Company to recognize compensation expense in an amount equal to the fair value of share-based payments such as stock options granted to employees. Since the Company does not have any employee share based arrangements, the adoption of this Statement did not effect the Company’s consolidated financial statements, nor was any stock based compensation required to be recorded during the quarter ended March 31, 2007.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provision of SFAS 123 and the Emerging Issues Task Force consensus in Issue No. 96-18 (“EITF 96-18”), “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services”.

Concentrations of credit risk and fair value of financial instruments

The financial instruments of the Company consist mainly of cash and cash equivalents, short-term bank deposits, trade receivables, other accounts receivable, short-term bank credit, trade payables, other accounts payable and notes payable to shareholders and others.

In view of their short term nature, the fair value of the financial instruments included in working capital of the Company is usually identical, or close, to their carrying values. The fair values of long-term notes payable also approximates their carrying values, since such notes bear interest at rates that management believes is approximately the same as prevailing market rates.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, and trade receivables. The majority of the Company's cash and cash equivalents are invested in interest bearing U.S. dollar and U.S. dollar-linked instruments or in NIS deposits and South African Rand bearing interest with major Israeli, US and South African banks. Such deposits in the United States may be in excess of insured limits and are not insured in other jurisdictions. Management believes that the financial institutions that hold the Company's investments are financially sound, and accordingly, minimal credit risk exists with respect to these investments.
F-9

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

US Dollars in Thousands

Basic and diluted net profit (loss) per share

Basic net profit (loss) per share is computed based on the weighted average number of common shares outstanding during each year. Diluted loss per share is computed based on the weighted average number of common shares outstanding during each year, plus dilutive potential common shares considered outstanding during the year, in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"). There were no dilutive common equivalent shares outstanding at anytime during the three months ended March 31, 2005 and 2006; accordingly basic and diluted net loss per share are identical for both of such periods.

NOTE 3:-	SHAREHOLDERS’ EQUITY

During the quarter ended March 31, 2007, the Company issued the following shares of its common stock (in 000's except for share data):

March 31, 2007	Number of shares	Increase in Common Stock and Additional Paid-In Capital	Stock Based Compensation

Issuance of stock	10,000	$4	$-

NOTE 4:-	OTHER RELATED PARTY TRANSACTIONS

During the quarters ended March 31, 2006 and 2007, the Company incurred various related party expenses for the following:

Description	2007	2006

Directors’ fees and liability insurance	29	9
Consulting and management fees	147	81

Totals	176	90

F-10

HOTEL OUTSOURCE MANAGEMENT
INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

US Dollars in Thousands

NOTE 5:-	OTHER SIGNIFICANT CURRENT PERIOD EVENTS

On February 13, 2007, HOMI sold all of the 4,078,072 shares of common stock and 200,000 shares of preferred stock which it held in Bartech Systems International, Inc. to Eurogest Foundation, a Vaduz, Liechtenstein Corporation ("Eurogest"), at a price of $0.55 per share, for the total sale price of $2,352,940, which was paid to HOMI by Eurogest. The sale of HOMI's shares in Bartech resulted in a cash flow infusion of approximately $2.35 million for HOMI, and a profit of approximately $270.

See Note 1 regarding agreements between the Company and Bartech.

NOTE 6: SUBSEQUENT EVENTS

Subsequent to March 31, 2007, stockholders signed a notice of conversion to convert stockholders' loans in the amount of approximately $76,000 to common shares of the Company, at the rate of $0.50 per share, in accordance with a decision of the Company's board of directors.

-------------------------

F-11

PART II INFORMATION NOT REQUIRED IN PROSPECTUS
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Item 24. Indemnification of Directors and Officers

Pursuant to Section 145 of the Delaware General Corporation Law, HOMI's Certificate of Incorporation provides that HOMI shall, to the fullest extent permitted by law, indemnify all directors, officers, incorporators, employees and agents of HOMI against liability for certain of their acts. HOMI's Certificate of Incorporation also provides that, with certain exceptions, no director of HOMI will be liable to HOMI for monetary damages as a result of certain breaches of fiduciary duties as a director. Exceptions to this include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, improper declaration of dividends and transactions from which the director derived an improper personal benefit.

The Certificate of Incorporation and the By-Laws of HOMI provide that HOMI shall indemnify its officers, directors and certain others to the fullest extent permitted by the Delaware General Corporation Law. Section 145 of the General Corporation Law of Delaware provides in pertinent part as follows:

(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of he corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other Court shall deem proper.

(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subsection (a) and (b) of this section (unless ordered by a court shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by he board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer of director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board deems appropriate.

(f) The indemnification and advancement of expense provided by, or granted pursuant to, the subsections of this section shall not be deemed exclusive of any other right to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors of otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under his section.

(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporations as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans' references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and reference to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation, which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a persons.

In accordance with Section 102(b)(7) of the GCL, Article Seven of the Certificate of Incorporation of the Registrant eliminates the personal liability of the Company's directors to HOMI or its stockholders for monetary damages for breach of their fiduciary duties as a director, with certain exceptions set forth in said Section 102(b)(7).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of HOMI pursuant to the foregoing provisions or otherwise, HOMI has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The other expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

Securities and Exchange Commission
Registration Fee	$31.60
Legal Fees	$2,500
Accounting Fees	$5,000
Printing and Engraving	$0
Blue Sky Qualification Fees and Expenses	$0
Miscellaneous	$500
Transfer Agent Fee.	$0

TOTAL	$8,031.60

Item 26. Recent Sales of Unregistered Securities

All unregistered sales of securities during 2006 and through the date hereof have been previously reported.

Item 27.

(a)	Exhibits required by Item 601 of Regulation S-B

2.1 1	Acquisition Agreement between Benjamin Acquisitions, Inc. and Bartech Mediterranean International, Ltd. (1) (2)
3.1	Certificate of Incorporation (1) (2)
3.1A	Certificate of Amendment to Certificate of Incorporation(1) (2)
3.2	By-Laws (1) (2)
10.1	HOMI Israel-BSI Agreement for Israel, Jordan and Turkey (1) (3)
10.2	HOMI Israel-BSI Agreement for South Africa (1) (3)
10.3	HOS-BSI Stock Purchase Agreement((1) 3)
10.4	HOS-BSI Stockholders' Agreement (1) (3)
10.5	HOS-BSI Option (1) (3)
10.6	HOS Purchase Option Agreement (1) (3)
10.7	Bank Leumi Credit Agreement (1) (3)
10.8	Bank Leumi Promissory Note (1) (3)
10.9	Bank Leumi Security Agreement (1) (3)
10.10	Assignment by HOMI Israel to Protel Bilgisayar Limited Sirketi (1) (3)
10.11	Agreement between HOMI Israel and Intercontinental Hotels Corporation (1) (4)
10.12	Strategic Alliance between Bartech E.M.E.A SARL and HOMI (1) (6)
10.13	Consulting Agreement between HOMI Israel and Muscum Holding Corp. (1) (5)
10.14	Employment Agreement between HOS and Ariel Almog (1) (5)
10.15	Employment Agreement between HOS and Jacob Ronnel (1) (5)
10.16	Agreement with Rodia Mihali (1) (6)
10.17	Loan Agreement by and between HOMI and Jacky Ronnel dated December 1, 2003 (1) (7)
10.18	Loan Agreement by and between HOMI and Ariel Almog dated December 1, 2003(1) (7)
10.19 9	Loan Agreement by and between HOMI and Avraham Bahry and Rodia Mihali dated March 1, 2003(1) (7)
10.20	Financing Agreement between HOMI and Solog Mifalelei Srigah Ltd. dated February 28, 2005(9)
10.21 1	Financing Agreement between HOMI and Solog Mifalelei Srigah Ltd., as amended on May 17, 2005(10)
10.22 2	Loan Agreement by and between HOMI and Avraham Bahry and Rodia Mihali dated November 2004.
14.0	Code of Ethics(8)
21.0	Subsidiaries(3)
23.1	Auditor’s consent to use of opinion
24.1	Legal consent to use of opinion

(1)	Incorporated by reference.

(2)	Incorporated by reference from initial filing of registration statement on Form SB-2 filed July 7, 2002.

(3)	Incorporated by reference from Amendment No. 1 to registration statement on Form SB-2 filed October 15, 2002.

(4)	Incorporated by reference from Amendment No. 2 to registration statement on Form SB-2 filed January 21, 2003.

(5)	Incorporated by reference from Amendment No. 3 to registration statement on Form SB-2 filed July 3, 2003.

(6)	Incorporated by reference from Amendment No. 4 to registration statement on Form SB-2 filed August 6, 2003.

(7)	Incorporated by reference from Form 8-K filed April 8, 2004.

(8)	Incorporated by reference from Form 10-KSB filed on April 16, 2004.

(9)	Incorporated by reference from Form 8-k filed March 1, 2005

(10)	Incorporated by reference from Form 8-k filed May 19, 2005

Item 28. Undertakings

The registrant undertakes:

(1)	To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the Effective Date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of managing underwriter;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.

Dated: August 2, 2007	By:	/s/	Jacob Ronnel
Jacob Ronnel, President

In accordance with the requirements of the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

	/s/	Jacob Ronnel		/s/	Ariel Almog
	Jacob Ronnel, President, Director			Ariel Almog, Secretary, Director
Dated:	August 2, 2007		Dated:	August 2, 2007

	/s/	Linor Labandter		/s/	Avraham Bahry
	Linor Labandter, Chief Financial Officer			Avraham Bahry, Director
Dated:	August 2, 2007		Dated:	August 2, 2007

	/s/	Jacob Faigenbaum		/s/	Jules Polak
	Jacob Faigenbaum, Director			Jules Polak, Director
Dated:	August 2, 2007		Dated:	August 2, 2007

	/s/	Yoav Ronen		/s/	Philippe Schwartz
	Yoav Ronen, Director			Philippe Schwartz, Director
Dated:	August 2, 2007		Dated:	August 2, 2007

	/s/	Uri Kellner
Uri Kellner, Director
Dated:	August 2, 2007